PROSPECTUS SUPPLEMENT NO. 5 (To Prospectus dated December 31, 2009)	Filed pursuant to Rule 424(b)(5) Registration Statement No. 333-162720

$700,000
Senior Convertible Notes due 2011
1,521,740 Shares of Common Stock Issuable upon Conversion of the Notes

This prospectus supplement and the accompanying prospectus relate to the offer and sale by Evergreen Energy Inc. (the “Company”) of $700,000 of aggregate principal amount of its senior convertible notes due (“Notes”) and common stock issuable upon conversion of the Notes.  Provided certain conditions are met, the Notes mature 30 days after issuance, unless earlier converted, redeemed or repurchased by us.   The Notes will be convertible at any time, at your option with a conversion price equal to $.46 per share (“Conversion Price”), subject to adjustment as described in this prospectus supplement. The Notes will be pari passu to the existing senior convertible indebtedness of the Company, and senior to other existing and future indebtedness.

We do not intend to apply for listing of the Notes on any securities exchange. Shares of our common stock are listed on the NYSE Arca Exchange (“NYSE Arca”) under the symbol “EEE.”  The last reported sale price of our common stock on the NYSE Arca on November 17, 2011 was $0.46 per share.
	Per Unit	Maximum Offering Amount
Public offering price	$662	$662,000
Proceeds, before expenses, to us		$662,000

We estimate the total expenses of this offering will be approximately $71,250.  Because there is no minimum offering amount required as a condition to closing in this offering, the actual offering amount and net proceeds to us, if any, in this offering may be substantially less than the total maximum offering amount set forth above.  We are not required to sell any specific aggregate principal amount of the Notes offered in this offering.  The date on which the Notes are to be delivered to the purchasers and the proceeds are to be delivered to us, which date is expected to be on or about November 21, 2011.

Investing in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks that we have described in this Prospectus Supplement under the caption “Risk Factors” starting on page S-6 of this Prospectus Supplement and under the caption “Risk Factors” in our most recently filed annual report on Form 10-K and quarterly report on Form 10-Q, each as filed with the Securities and Exchange Commission, which are incorporated herein by reference in their entirety.

        Neither the Securities and Exchange Commission nor any state securities commission or any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is November 17, 2011.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts.  This prospectus supplement and the accompanying prospectus are part of a registration statement on Form S-3 (No. 333-162720) that we filed with the Securities and Exchange Commission (the "SEC").   The first part is this prospectus supplement, which describes the terms of the offering and also adds to and updates information contained in the accompanying prospectus. The second part is the accompanying prospectus, including the documents incorporated by reference, which provides general information about us, some of which, such as the section therein entitled "Plan of Distribution" may not apply to this offering. Generally, when we refer to this prospectus, we are referring to both parts of this document, this prospectus supplement and the accompanying prospectus, combined.

        We urge you to carefully read this prospectus supplement, the accompanying prospectus and the documents incorporated herein and therein, together with additional information described under "Where You Can Find More Information," before buying any of the securities being offered under this prospectus supplement. These documents contain information you should consider when making your investment decision.

        You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus supplement may add, update or change information contained in the accompanying prospectus. To the extent any information in this prospectus supplement is inconsistent with the accompanying prospectus; you should rely on the information in the prospectus supplement. The information in the prospectus supplement will be deemed to modify or supersede the information made in the accompanying prospectus and the documents incorporated by reference therein, except for those documents incorporated by reference therein which we file with the SEC after the date hereof.

        You should not assume that the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate on any date subsequent to the date set forth on the front cover of this prospectus supplement and the accompanying prospectus or any date subsequent to the date of the document incorporated by reference, as applicable. Our business, financial condition, results of operations and prospects may have changed since those dates.

        We are offering to sell, and seeking offers to buy, the securities described in the prospectus supplement only in jurisdictions where offers and sales are permitted. The distribution of this prospectus supplement and the offering of the securities in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement must inform themselves about, and observe any restrictions relating to, the offering of the securities and the distribution of this prospectus supplement outside the United States. This prospectus supplement does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

        We are not making any representation to you in this prospectus regarding the legality of an investment in the preferred stock, warrants, and underlying common stock by you under applicable law. You should consult with your own legal advisors as to the legal, tax, business, financial and related aspect of a purchase of these securities.

        References in this prospectus to "Evergreen Energy," "Company," "we," "us," and "our" are to Evergreen Energy Inc. and its subsidiaries. The term "you" refers to a prospective investor.

SUMMARY

This summary highlights selected information about us but does not contain all the information that may be important to you. This prospectus supplement and the accompanying prospectus include specific terms of the offering and information about our business and financial data. You should read carefully this entire prospectus supplement and the accompanying prospectus, including the matters set forth under the caption “Risk Factors,” and the information incorporated by reference in this prospectus supplement and the accompanying prospectus before making an investment decision.

Our Company

Evergreen Energy Inc. offers environmental solutions for energy production and generation industries, primarily through its patented clean coal technology, K-Fuel®. K-Fuel® significantly improves the performance of low-rank sub-bituminous and brown coals and lignite. The process yields higher efficiency levels, which are variable depending on the type of coal processed, by applying heat and pressure to low-rank coals to reduce moisture.

Our principal executive offices are located 1225 17th Street, Suite 1300, Denver, Colorado 80202 and our telephone number is 303-293-2992. We maintain a website at http://www.evgenergy.com. Information contained on this website does not constitute part of this prospectus or any prospectus supplement.

Recent Developments

Changes in the Board of Directors

Effective November 13, 2011, Mr. Ilyas Khan has resigned from his positions as director, Executive Chairman and Interim Chief Executive Officer of Evergreen Energy Inc. (the “Company”).  At the time of his resignation, Mr. Khan served as the chairman of the Executive and Risk Committees of the Company’s Board of Directors.  The Board has appointed Mr. Thomas H. Stoner and Mr. Richard Perl to each serve as Co-Chairman of the Board of Directors.

Effective November 13, 2011, Mr. Peter B. Moss resigned as a director of the Company.  At the time of his resignation, Mr. Moss served as a member of the Audit and Compensation Committees of the Company’s Board of Directors and as Chairman of the Governance and Nominating Committee of the Board of Directors.

NYSE Arca Listing

On November 4, 2011, the Company was notified by NYSE Arca, Inc. (“NYSE Arca”) that it was not in compliance with the following NYSE Arca continued listing standards:  (i) Rule 5.5(b) - failure to maintain a closing price at or above $3.00 over a 30 consecutive trading day period; (ii) Rule 5.5(b) – failure to maintain a minimum net worth of $4,000,000; and (iii) Rule 5.5(l)(3) - NYSE Arca has concluded that the Company’s financial condition is currently impaired to the degree requiring consideration of a suspension or delisting action.

The Company responded to the NYSE Arca on November 7, 2011 addressing the areas of noncompliance.  On November 8, 2011, the Company received a further letter from NYSE Arca indicating that it planned to initiate delisting procedures for the reasons stated above.  NYSE Arca will hold a meeting on November 29, 2011 to determine whether the Company should remain listed.

Until NYSE Arca makes a final determination with respect to the Company’s listing status, its common stock will remain listed on the NYSE Arca exchange under the symbol “EEE,” but will be assigned a “.BC” indicator by the NYSE Arca to show that the company is currently out of compliance with the NYSE Arca’s continued listing standards.

Stanhill Offer

On September 26, 2011, we received an unsolicited offer from Stanhill Capital Partners (“Stanhill”) to purchase our K-Fuel process and technology business for $30 million.  Among other things, the offer is expressly conditioned upon completion of due diligence, negotiation of definitive documents, the approval of our stockholders and final approval of Stanhill’s investment committee. We have formed a special committee of the Board of Directors to consider the Stanhill offer and other strategic alternatives.  The members of the special committee are disinterested in the transaction. The special committee has retained Cooley LLP to serve as its independent legal counsel and retained Dahlman Rose & Company, LLC to act as its independent financial adviser.

Ilyas Khan, who resigned from his position as a member of our Board of Directors, our Executive Chairman and Acting Chief Executive Officer on November 13, 2011, is a substantial shareholder of Stanhill. There can be no assurance that any agreement on terms satisfactory to the special committee will result from the Stanhill offer or that any transaction whatsoever will be completed.

Financing Activities

We have continued to pursue various financing alternatives. Our four most recent completed financing transactions are as follows:  (i) on March 16, 2010, we entered into a securities purchase agreement, and received gross proceeds of approximately $9.3 million; (ii) on January 26, 2010, we consummated a registered direct public offering and raised gross proceeds of approximately $8.7 million; (iii) on February 1, 2011, we completed a private placement to sell 6.2 million shares of our common stock and 12.0 million warrants to purchase our common stock, resulting in $14.5 million of net proceeds, after the offering expenses; and (iv) on August 24, 2011, we entered into a Sales Agency Agreement with Lazard Capital Markets LLC (“Lazard”) pursuant to which we have sold 622,000 shares of our common stock and received $412,000 of proceeds, net of commission through September 30, 2011. However, we continue to require additional capital to fund operations and repay short term borrowings. There can be no assurance that our efforts to sell assets and raise additional capital will be successful. If they are not successful, we will be unable to continue our operations as currently contemplated.

THE OFFERING

Issuer	Evergreen Energy Inc.
Convertible Notes offered by us:	$700,000 aggregate principal amount of Senior Convertible Notes, which are referred to in this prospectus supplement as the “Notes.”
Offering Price:	The aggregate purchase price of the Notes is $662,000.
Maturity:	Thirty days after issue, unless earlier converted, redeemed or repurchased.
Ranking:	The Notes will be pari passu to the existing senior convertible indebtedness of the Company, and senior to other existing and future indebtedness.
Covenants:
The Notes will contain certain covenants, including restrictions, subject to certain exceptions, from incurring any indebtedness (including senior indebtedness) ranking senior or pari passu to the Notes or incurring any liens.  Further, the Company will be prohibited from issuing variable priced securities while the Notes are outstanding.  See “Description of the Notes—Certain Covenants.”

Payment:
Payments may be made in cash or common stock equal to (a) the outstanding principal paid in common stock divided by (b) the lesser of (i) the then existing Conversion Price and (ii) 80% of the Market Price.  The Market Price means the average of the volume weighted average prices (“VWAP”) for the five lowest trading days during the twenty consecutive trading days ending on the twenty-third trading day immediately prior to the applicable monthly payment date, subject to a true-up.  Upon failure of these conditions or upon the election of the Company, the principal amount may be paid in cash.

Conversion Rights:
You may convert your Notes into shares of our common stock at any time on or prior to the close of business on the business day immediately preceding the maturity date.

The Notes will be convertible into shares of our common stock at $.46 per share (the “Conversion Price”).  In addition, you will have the option to elect five trading days during the term of the Notes to change the Conversion Price to a floating price equal to 80% of the closing price of the common stock on the trading day immediately prior to the applicable trading day so elected.

Limitation on Beneficial Ownership
Notwithstanding anything herein to the contrary, no Investor shall, pursuant to the terms of the proposed transactions contemplated herein, become the beneficial owner of more than 9.99% of the shares of Common Stock of the Company as a result of conversion of the Notes.

Events of Default
If an event of default on the Notes occurs, the principal amount of the Notes may be declared immediately due and payable, subject to certain conditions set forth in the Notes.  These amounts automatically become due and payable in the case of certain types of bankruptcy or insolvency events of default involving the Company or certain of its subsidiaries.

Event of Default or Change of Control Premium.
In the event of a change of control, the Notes may be redeemed at the greater of (i) the principal amount of notes outstanding multiplied by the quotient determined by dividing the highest closing price between the day preceding the announcement of the change of control and receipt of the redemption notice by the Conversion Price; and (ii) 115% of the principal amount of notes outstanding.  In the event of default, the Notes may be redeemed at the greater of (i) the principal amount of notes outstanding multiplied by the quotient determined by dividing the highest closing price between the date preceding the event of default and receipt of the redemption notice by the Conversion Price; or (ii) a premium of up to 115% (depending on the type of event of default) of the principal amount of notes outstanding.

Absence of a Public Market for the Notes	The Notes will be a new issue of securities. We cannot assure you that any active or liquid market will develop for the Notes.
Use of Proceeds
We intend to use the net proceeds from this offering for working capital and general corporate purposes, including debt service.  General corporate purposes may include capital expenditures.  See “Use of Proceeds” on page S-12.

U.S. Federal Tax Considerations	Holders are urged to consult their own tax advisors. See “Material U.S. Federal Tax Considerations.”
NYSE Arca Symbol:	EEE.BC
Risk Factors:
Investment in our securities involves a high degree of risk.  Before making an investment decision, investors should carefully consider the information contained in or incorporated by reference under the heading “Risk Factors,” beginning in page S-6 of this Prospectus Supplement, on page 3 of the accompanying Prospectus and in the filings incorporated by reference into this Prospectus Supplement and the Prospectus.

RISK FACTORS

Investment in our securities involves a high degree of risk.  You should carefully consider the risks described below, as well as those risks described in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” contained in our most recent annual report on Form 10-K for the year ended December 31, 2010, as well as our quarterly report on Form 10-Q for the quarter ended September 30, 2011, each of which has been filed with the Securities and Exchange Commission and is incorporated herein in their entirety by reference, as well as other information in this Prospectus Supplement and the accompanying Prospectus or any other documents incorporated herein or therein by reference.  Each of the risks described in these sections of documents could adversely affect our business, financial condition, results of operations and prospects, and could result in a complete loss of your investment.  This Prospectus Supplement and the incorporated documents also contain forward-looking statements that involve risks and uncertainties.  Our actual results could differ materially from those anticipated in these forward looking statements as a result of certain factors, including the risks mentioned above and within this Prospectus Supplement and attached Prospectus.  See, “Cautionary Statement About Forward-Looking Statements.”

Risks Related to this Offering

The Company cannot guarantee that this offering will raise sufficient amounts to fund the working capital needs of the Company.

The maximum amount of this offering is $700,000.  Because there is no minimum offering amount required as a condition to closing in this offering, the actual offering amount and net proceeds to us, if any, in this offering may be substantially less than the total maximum offering amount set forth above.  We cannot guarantee that the actual amounts raised in this offering will be sufficient to fund working capital needs of the Company.

We will significantly increase our leverage as a result of the sale of the Notes.

In connection with the sale of the Notes, we will incur new indebtedness of up to $700,000.  The degree to which we will be leveraged could, among other things:

o	make it difficult for us to make payments on the Notes;

o	make it difficult for us to obtain financing for working capital, acquisitions or other purposes on favorable terms, if at all;

o	make us more vulnerable to industry downturns and competitive pressures; and

o	limit our flexibility in planning for, or reacting to changes in, our business.

Our ability to meet our debt service obligations will depend upon our future performance, which will be subject to financial, business and other factors affecting our operations, many of which are beyond our control.

The terms of the Notes will contain only limited restrictive covenants and provide only limited protection in the event of a change of control.

The indenture under which the Notes will be issued will contain only limited restrictive covenants, as described under “Description of the Notes—Certain Covenants,” that might not protect you from several kinds of transactions that may adversely affect you.

The Company will be the sole obligor with respect to the Notes.

The Company will be the sole obligor with respect to the Notes, and the Notes will not be obligations of, or guaranteed by, any of our subsidiaries or joint ventures.  We have limited revenues to repay the Notes.  If the Company does not complete the contemplated Stanhill transaction or another similar transaction, it may not have sufficient capital to repay the Notes in cash.

Provisions of the Notes could discourage an acquisition of us by a third party.

Certain provisions of the Notes could make it more difficult or more expensive for a third party to acquire us.  The Holders of the Notes will have the right, at their option, to require us to repurchase all or a portion of their Notes at any time at a 115% premium.  See Description of the Notes—Certain Covenants.

There is currently no public market for the Notes and an active trading market may not develop for the Notes.  The failure of a market to develop for the Notes could adversely affect the liquidity and value of your Notes.

The Notes are a new issue of securities and there is no existing market for the Notes.  We do not intend to apply for listing of the Notes on any securities exchange or stock market.  A market may not develop for the Notes, and there can be no assurance as to the liquidity of any market that may develop for the Notes.  If an active, liquid market does not develop for the Notes, the market price and liquidity of the Notes may be adversely affected.  If any of the Notes are traded after their initial issuance, they may trade at discount from their initial offering price.

The liquidity of the trading market, if any, and future trading prices of the Notes will depend on many factors, including, among other things, the market price of our common stock, prevailing interest rates, our operating results, financial performance and prospects, the market for similar securities and the overall securities market, and may be adversely affected by unfavorable changes in these factors.  Historically, the market for convertible debt has been subject to disruptions that have caused volatility in prices.  It is possible that the market for the Notes will be subject to disruptions which may have a negative effect on the holders of the Notes, regardless of our operating results, financial performance, or prospects.

The conversion rate of the Notes may not  be adjusted for all dilutive events that may adversely affect the trading price of the Notes or our common stock issuable upon conversion of the Notes.

The conversion rate of the Notes are subject to adjustment upon certain events, including the issuance of stock dividends on our common stock, the issuance of rights or warrants, subdivisions, combinations, distributions of capital stock, or stock splits as described under “Description of the Notes—Conversion Rights—Conversion Rate Adjustments.”  The conversion rate will not be adjusted for certain other events, including, for example, an issuance of stock for cash that may adversely affect the trading price of the Notes or the common stock issuable upon conversion of the Notes.

If you hold Notes, you will not be entitled to any rights with respect to our common stock, but you will be subject to all changes made with respect to our common stock.

If you hold Notes, you will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but you will be subject to all changes affecting our common stock.  You will have rights with respect to our common stock only if you convert your Notes or the Notes are paid by the Company in shares of Common Stock.  For example, in the event that an amendment is proposed to our articles of incorporation requiring stockholder approval, and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to delivery of our common stock to you, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or rights of our common stock.

Payment or Conversion of the Notes will dilute the ownership interest of existing stockholders, including holders who had previously converted their Notes.

To the extent we issue common stock upon payment or conversion of the Notes, the payment or conversion of some or all of the Notes will dilute the ownership interests of existing stockholders, including holders who had previously converted their Notes.  Any sales in the public market of the common stock issuable upon such conversion could adversely affect prevailing market prices of our common stock.  In addition, the existence of the Notes may encourage short selling by market participants because the payment or conversion of the Notes could depress the price of our common stock.

The Notes are subject to certain conversion limitations.

We may not effect any conversion of a Note, and you do not have the right to convert any portion of a Note, to the extent that after giving effect to such conversion, you (and your affiliates whose ownership of securities is not disaggregated in accordance with SEC Release No. 34-39538) would beneficially own more than 9.99% of the number of shares of our common stock outstanding immediately after giving effect to such conversion.

The Notes may not be rated or may receive a lower rating than anticipated.

We do not intend to seek a rating on the Notes.  However, if one or more rating agencies rates the Notes and assigns the Notes a rating lower than the rating expected by investors, or reduces its rating in the future, the market price of the Notes and our common stock could be reduced.

The Notes are effectively subordinated to all liabilities of our subsidiaries.

None of our subsidiaries will guarantee our obligations under, or have any obligation to pay amounts due on, the Notes.  As a result, the Notes will be “structurally subordinated” to all indebtedness and other liabilities, including trade payables and lease obligations, of our existing and future subsidiaries (unless such indebtedness is by its terms, subordinated to the Notes).  In addition, the Notes are not secured by any of our assets or those of our subsidiaries.  As a result, the Notes will be effectively subordinated to any secured debt that we or our subsidiaries incur.  In the event of our bankruptcy, liquidation or reorganization or upon acceleration of the Notes, payment on the Notes could be less, ratably, than on any secured indebtedness.  We may not have sufficient assets remaining to pay amounts due on any or all of the Notes then outstanding.

The Securities Purchase Agreement and Note offered hereby contain various covenants which limit our management’s discretion in the operation of our business and the failure to comply with such covenants could have a material adverse effect on our business, financial condition and results of operations.

The Securities Purchase Agreement and Note offered hereby contain various provisions that limit our management’s discretion by restricting our ability to, among other things, incur additional indebtedness.  Any failure to comply with the restrictions of the Securities Purchase Agreement or Note or any other subsequent financing agreements may result in an event of default.

Non-U.S. holders may be subject to U.S. federal income tax.

We may have been, may currently be or may become a “United States real property holding corporation” for U.S. federal income tax purposes.  As a result, certain non-U.S. holders of the Notes or our common stock may be subject to U.S. federal withholding tax or U.S. federal income tax, or both, in respect to certain payments made or deemed made in respect of the Notes or our common stock, and purchasers may be required to withhold certain amounts upon the acquisition of the Notes or our common stock.  Non-U.S. holders are urged to consult their tax advisors with respect to the U.S. federal income tax consequences that may arise if we were, currently are or were to become a United States real property holding corporation.  See the discussion under the heading “Material U.S. Federal Tax

Considerations—U.S. Federal Income and Estate Tax Consequences to Non-U.S. Holders—Constructive Distributions and Distributions on Common Stock.”

Our stock price is volatile.

The market price of our common stock has been, and we expect will continue to be, subject to significant volatility.  The value of our common stock may decline regardless of our operating performance or prospects.  The factors affecting our market price include:

•	The market’s perception of our prospects and ability to execute our business plan;

•	Our ability to effectively develop and commercialize our K-fuel technology;

•	Our ability to raise additional capital on a timely basis to continue our business operations;

•	The market reaction to any announced developments of our Company, including developments regarding our joint ventures or strategic investments; and

•	General economic, political or stock market conditions.

Recent events have caused stock prices for many companies, including ours, to fluctuate in ways unrelated or disproportionate to their operating performance.  The general economic, political and stock market conditions that may affect the market price of our common stock are beyond our control.  The market price of our common stock at any particular time may not remain the market price in the future.

The number of shares available for future sale could adversely affect the market price of our common stock.

We may issue Notes in this offering with maximum gross offering proceeds of up to $700,000.  In addition, as of November 17, 2011, we had outstanding options, warrants, convertible preferred stock and convertible debt exercisable or convertible for an aggregate of 19,131,720 shares of common stock at a weighted average exercise price of $3.29.  If our stock price increases, the holders of such options, warrants and convertible securities may exercise such securities and could sell a large number of these shares into the market.  These additional issuances and sales could cause the market price of our common stock to decline.

We cannot predict whether future issuances of shares of our common stock upon conversion of the Notes, or otherwise in the open market will decrease the market price per share of our common stock.  Sales of substantial amounts of our shares of common stock in the public market, or even the perception that such sales might occur, could adversely affect the market price of the shares of our common stock.

We have adopted anti-takeover defenses that could make it difficult for another company to acquire control of us or limit the price investors might be willing to pay for our stock, which could adversely affect the performance of our stock.

We have adopted a stockholder rights plan, commonly known as a “poison pill,” under which each stockholder holds one share purchase right, which we will refer to as a Right, for each share of common stock held.  The Rights become exercisable upon the occurrence of certain events and may make our acquisition more difficult and expensive.  In addition to our Certificate of Incorporation and Delaware General Corporation Law, could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders.  The Stockholder Rights Plan, provisions of our Certificate of Incorporation, and Delaware law are intended to encourage potential inquirers to negotiate with us and allow our Board of Directors the opportunity to consider alternative proposals in the interests of maximizing stockholder value.  However, such provisions may also discourage acquisition proposals or delay or prevent a change in control, which could harm our stock price.

We have not paid cash dividends on our common stock and do not anticipate paying any dividends on our common stock in the foreseeable future.

We anticipate that we will retain all future earnings and all other cash resources for the future operation and development of our business.  Accordingly, we do not intend to declare or pay any cash dividends on our common stock in the foreseeable future.  Payment of any future dividends will be at the discretion of our Board of Directors after taking into account many factors, including our operating results, financial condition, current and anticipated cash needs and plans for expansion.

Management will have broad discretion as to the use of the net proceeds from this offering, and we may not use the proceeds effectively.

Although we describe our currently intended use of the net proceeds from this offering under the heading "Use of Proceeds" in this prospectus supplement, we cannot estimate the allocation of the net proceeds of this offering among those uses and, subject to any contractual restrictions, we reserve the right to change the use of proceeds as a result of certain contingencies, including our ability to raise additional capital to fund operations. Accordingly, subject to contractual restrictions, our management will have significant flexibility in applying the net proceeds of this offering. You will be relying on the judgment of our management and our board of directors with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that the net proceeds will be used in a way that does not improve our operating result or enhance the value of our common stock. In addition, if we are unable to obtain additional capital or complete a strategic transaction on a timely basis, net proceeds from this offering may be used for expenses related to seeking protection under the provisions of the U.S. Bankruptcy Code or conducting an orderly liquidation of our assets and winding up of our corporate affairs. In either case, you could lose part or all of your investment.

Our operating results may fluctuate significantly, and these fluctuations may cause the price of our common stock to decline.

Our operating results will likely vary in the future primarily as the result of fluctuations in our revenues and operating expenses. If our results of operations do not meet the expectations of current or potential investors, the price of our common stock may decline.

The common stock is equity and is subordinate to our existing and future indebtedness.

Shares of the common stock are equity interests in us and do not constitute indebtedness. As such, shares of the common stock will rank junior to all of our indebtedness and to other non-equity claims against us and our assets available to satisfy claims against us, including in our liquidation.

Risks Related to NYSE Arca Listing

The Company May Be Delisted.

As described above and in our Form 8-K filed on November 10, 2011, the Company has been notified by NYSE Arca that it is not in compliance with certain listing standard.  NYSE Arca has scheduled a meeting on November 29, 2011 to determine whether the Company should remain listed.  Delisting from the NYSE Arca exchange is a “Fundamental Change” pursuant to the 2007 Notes that may accelerate the repayment of such Notes.  Approximately $2.8 million in 2007 Notes are outstanding.  Unless the Stanhill transaction or another similar transaction is consummated, the Company may not have sufficient funds to satisfy these obligations if they are accelerated.

DEFICIENCY OF EARNINGS TO FIXED CHARGES

   Our earnings were insufficient to cover fixed charges for each of the periods presented.  Accordingly, the following table sets forth the deficiency of earnings to fixed charges for each of the periods presented.  Because of the deficiency, ratio information is not applicable.

	Years Ended December 31, 2010	2009	2008	2007	2006	Nine Months Ended September 30, 2011
(Deficiency)-Excess of Earnings to Fixed Charges	$(21,588)	$(59,552)	$(65,991)	$(204,857)	$(51,527)	$(6,978)

For purposes of computing the deficiency of earning available to cover fixed charges, fixed charges represent interest expense, the portion of operating lease rental expense that is considered by us to be representative of interest and amortization of discount related to indebtedness.  Deficiency of earnings consists of loss before income taxes, plus fixed charges.

CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS

        This prospectus supplement and the documents incorporated by reference herein contain forward-looking statements that are not statements of historical fact and may involve a number of risks and uncertainties. These statements relate to analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable. These statements may also relate to our future prospects, developments and business strategies.

        We have used the words "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "will," "plan," "predict," "project" and similar terms and phrases, including references to assumptions, in this prospectus and our incorporated documents to identify forward-looking statements. These forward-looking statements are made based on expectations and beliefs concerning future events affecting us and are subject to uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control, that could cause our actual results to differ materially from those matters expressed in or implied by these forward-looking statements. The following factors are among those that may cause actual results to differ materially from our forward- looking statements:

•	our lack of operating capital and limited ability to raise additional funds which raise substantial doubt regarding our ability to continue as a going concern;
•	general economic and industry conditions;
•	our history of losses, deficits and negative operating cash flows;
•	our substantial capital requirements and dependence on the sale of our securities to provide capital to fund and continue our operations;
•	our limited operating history;
•	technical and operational problems at K-Fuel facilities;
•	uncertain market for our K-Fuel refined coal;
•	industry competition;
•	environmental and government regulation;
•	protection and defense of our intellectual property rights;
•	reliance on, and the ability to attract, key personnel;
•	inability to implement our acquisition strategy;
•	unfavorable decisions in pending litigation and the impact of potential settlements of such litigation;
•	the inability of Green Bridge Holdings to make future payments under the terms of the sale of the Landrica Development Company assets and our Ft. Union Plant;
•	the inability to raise sufficient additional capital in a timely manner to pursue the development of the technology or the development and operation of SCH;
•	the inability to successfully apply the K-Fuel technology to SCH’s coal deposits;
•	the inability of SCH to obtain regulatory approval for its activities;
•	conditions for the marketing and sale of coal or upgraded coal;
•	our potential delisting from the NYSE Arca exchange;

•	our ability to complete a transaction with Stanhill for the sale of our K-Fuel process and technology business or another similar transaction; and
•	other factors including those discussed in "Risk Factors" in this prospectus, any applicable prospectus supplement and our incorporated documents.

        You should keep in mind that any forward-looking statement made by us in this prospectus or elsewhere speaks only as of the date on which we make it. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us. We have no duty to, and do not intend to, update or revise the forward-looking statements in this prospectus after the date of this prospectus, except as may be required by law. In light of these risks and uncertainties, you should keep in mind that any forward-looking statement made in this prospectus or elsewhere might not occur.

USE OF PROCEEDS

        We estimate that net proceeds from this offering, after payment of the estimated offering expenses payable by us will be approximately $628,750.  We currently intend to use the net proceeds from the sale of the Notes under this Prospectus Supplement for working capital and general corporate purposes.  General corporate purposes may include capital expenditures or the pay down of our debt obligations.

We have significant discretion in the use of any net proceeds from this offering.  Investors in this offering will be relying on the judgment of our management regarding the application of the proceeds of any sale of the securities.  Pending application of the net proceeds as described above, we intend to invest the net proceeds generally in short-term, investment grade, interest bearing securities.

DESCRIPTION OF THE NOTES

The following description is only a summary of the material provisions of the Notes. We urge you to read the Notes, Securities Purchase Agreement and related documents in their entirety because such documents, and not this description, define your rights as a holder of the Notes. You may request copies of the Notes as set forth under the caption “Where You Can Find More Information.”

When we refer to “we,” “our” or “us” in this section, we refer only to Evergreen Energy Inc. and not its subsidiaries.

Brief Description of the Notes

The Notes will:

•	be issued in an aggregate principal amount of $700,000;

•	be payable on or before 30 days after issuance;

•	be general unsecured obligations, ranking equally with all of our other unsecured senior indebtedness, if any, and senior in right of payment to any subordinated indebtedness;

•
be convertible by you at any time on or prior to the business day preceding the maturity date as described under “— Conversion Rights” into shares of our common stock at a conversion rate of $.46 per share.  In the alternative, the noteholder can elect, for five trading days during the term of the Notes, to change the Conversion Price to a floating price equal to 80% of the closing price of the Common Stock on the trading day immediately prior to the applicable trading day so elected, for the conversion of all or a portion of the Notes; and

See below under “— Certain Covenants,” for a description of applicable restrictive covenants.

No sinking fund is provided for the Notes and the Notes will not be subject to defeasance.

If certificated notes are issued, you may present them for conversion, registration of transfer and exchange, without service charge, at our office or agency in Denver, Colorado.

Payments

Unless extended pursuant to their terms, the Notes will be repaid in full thirty days after issue.

Payments may be made in cash or common stock equal to (a) the outstanding principal paid in common stock divided by (b) the lesser of (i) the then existing Conversion Price and (ii) 80% of the Market Price.  The Market Price means the average of the volume weighted average prices (“VWAP”) for the five lowest trading days during the twenty consecutive trading days ending on the twenty-third trading day immediately prior to the applicable monthly payment date, subject to a true-up.  The Company must pre-deliver shares to the holders 23 days in advance of the payment date if it intends to pay in common stock.

Conversion Rights

General

Holders may convert their notes into shares of our common stock at any time on or before the business day preceding the maturity date as described under “— Conversion Rights” into shares of our common stock at a conversion rate of $.46 per share.  In the alternative, the noteholder can elect, for five trading days during the term of the Notes, to change the Conversion Price to a floating price equal to 80% of the closing price of the Common Stock on the trading day immediately prior to the applicable trading day so elected, for the conversion of all or a portion of the Notes; and

Except as described under “— Conversion Rate Adjustments,” we will not make any payment or other adjustment for dividends on any common stock issuable upon conversion of the notes.

Conversion Procedures

If you hold a certificated note, to convert you must:

•	complete and manually sign the conversion notice on the back of the Notes or a facsimile of the conversion notice; and

•	deliver the completed conversion notice and the Notes to be converted to the Company;

The conversion date will be the date on which you have satisfied all of the foregoing requirements. The notes will be deemed to have been converted immediately prior to 5:00 p.m., New York City time, on the conversion date. Once delivered, a conversion notice shall be irrevocable.

Settlement of a conversion of notes into shares of our common stock will occur on or before the third trading day following the applicable conversion date.

Conversion Rate Adjustments

We will adjust the conversion rate for certain events, including subdivision or combination of common stock.

Limitations on Beneficial Ownership.

Notwithstanding the foregoing conversion provisions, no holder shall be entitled to receive shares of common stock upon conversion to the extent (but only to the extent) that such receipt would cause such converting holder to become, directly or indirectly, a “beneficial owner” (within the meaning of Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) of more than 9.99% or more of the shares of common stock outstanding at such time.  Any purported delivery of shares of common stock upon conversion of Notes shall be void and have no effect to the extent (but only to the extent) that such delivery would result in the converting holder becoming the beneficial owner of more than 9.99% of the shares of common stock outstanding at such time. If any delivery of shares of common stock owed to a holder upon conversion of Notes is not made, in whole or in part, as a result of this limitation, our obligation to make such delivery shall not be extinguished and we shall deliver such shares of common stock as promptly as practicable after any such converting holder gives notice to us that such delivery would not result in such limitation being triggered.

Certain Covenants

Limitations on Indebtedness

So long as the Notes are outstanding, neither the Company nor its subsidiaries will incur any Indebtedness, except for Permitted Indebtedness, (including secured Indebtedness) ranking senior or pari passu to the Notes.  Furthermore, neither the Company nor its subsidiaries will incur any liens senior to the rights of holders while the Notes are outstanding.

Restricted Payments

The Company cannot make any payments on Indebtedness if an Event of Default has occurred or would result from the payment.

Equity Linked Securities

The Company will be prohibited from issuing any variable priced equity or variable priced equity linked securities while any Notes are outstanding.

Events of Default; Notice and Waiver

The following will be events of default under the Notes:

•	we fail to pay principal of the Notes when due at maturity, or we fail to pay the redemption price in respect of any Notes when due;

•	we fail to cure a Conversion Failure within 10 business days;

•	any default under, redemption of, or acceleration of other Indebtedness;

•	we are suspended from trading or quotation for 5 consecutive trading days or 10 trading days during the year;

•	certain events involving our bankruptcy, insolvency or reorganization;

•	we are subject to final judgments in excess of $500,000; and

•	we breach any material provisions of the Securities Purchase Agreement or Notes and do not cure such breach in 10 days.

Change of Control

Upon a Change of Control, the holders may accelerate the Notes and declare the Notes immediately redeemable in cash by a notice in writing to them.

Redemption Rights Upon an Event of Default or Change of Control.

In the event of a change of control, the Notes may be redeemed at the greater of (i) the principal amount of notes outstanding multiplied by the quotient determined by dividing the highest closing price between the day preceding the announcement of the change of control and receipt of the redemption notice by the Conversion Price; and (ii) 115% of the principal amount of notes outstanding.  In the event of default, the Notes may be redeemed at the greater of (i) the principal amount of notes outstanding multiplied by the quotient determined by dividing the highest closing price between the date preceding the event of default and receipt of the redemption notice by the Conversion Price; or (ii) a premium of up to 115% (depending on the type of event of default) of the principal amount of notes outstanding.

Changes Requiring Majority Approval or Unanimous Approval

The Notes may be modified or amended with the written consent or affirmative vote of the holders of a majority in aggregate principal amount of the Notes then outstanding.

Information Concerning the Common Stock Transfer Agent

The transfer agent for our common stock is Interwest Transfer Company, Inc., located in Salt Lake City, Utah.

Governing Law

The Notes shall be governed by, and construed in accordance with, the laws of the State of New York.

 Calculations in Respect of the Notes

Except as otherwise provided herein, we will be responsible for making all calculations called for under the Notes. These calculations include, but are not limited to, determinations of the sale price of our common stock, accrued interest payable on the Notes and the conversion rate and conversion price. We or our agents will make all these calculations in good faith.  In the event of a dispute related to the Closing Bid Price, Closing Sale Price or Weighted Average Price, such dispute will be submitted to an investment bank selected by holder and approved by Company.  In the event of a dispute related to the calculation of the Conversion Rate, Conversion Price or Redemption Price, such dispute will be submitted to an independent accountant selected by holder and approved by Company.

Form, Denomination and Registration

The Notes will be issued:

•	in fully registered form;

•	without interest coupons; and

•	in denominations of $1,000 principal amount and integral multiples of $1,000.

DESCRIPTION OF OUR COMMON STOCK

The material terms and provisions of our common stock are described under the caption “Description of Securities to be Offered-Common Stock” starting on page 6 of the accompanying prospectus.

UPDATE TO MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATION

Financial Results for the Three Months Ended September 30, 2011

•	Revenues were $125,000 for the third quarter of 2011, compared to $100,000 in revenues recorded in the same period in 2010.

•	Total operating expenses were $3.2 million for the third quarter of 2011, compared to $7.4 million in the same period in 2010.

•
G&A for the third quarter of 2011 was $3.0 million and included a $479,000 net credit in employee non-cash stock-based compensation due to a reversal totaling $707,000 for the forfeiture of restricted shares where the market conditions were not met, compared to $3.3 million in the same period in 2010, which included $446,000 of employee non-cash stock-based compensation.

•	Total operating expenses for the third quarter of 2010 included an impairment charge of $3.5 million related to capitalized costs of the GreenCert agriculture software module.

•	Operating loss from continuing operations was $3.1 million for the third quarter of 2011, compared to $7.3 million for the same period in 2010.

•
Net loss attributable to common shareholders was $380,000, or $0.01 per share, for the third quarter of 2011, which included a $1.9 million non-cash gain on the fair value adjustment of embedded derivatives.  For the third quarter of 2010, net loss was $4.6 million, or $0.26 per share, and included a $182,000 non-cash loss on the fair value adjustment of embedded derivatives and a $3.1 million non-cash gain from debt-for-equity exchange transactions.

•	Cash and cash equivalents at September 30, 2011 was $1.2 million, compared to $4.4 million at June 30, 2011.

Financial Results for the Nine Months Ended September 30, 2011

•	Revenues were $325,000 for the first nine months of 2011, compared to $303,000 in revenues recorded in the same period in 2010.

•
Total operating expenses were $16.7 million for the first nine months of 2011 and included the $3.1 million impairment expense.  Total operating expenses were $17.3 million for the first nine months of 2010 and included the $3.5 million impairment expense.

•	Operating loss from continuing operations was $16.4 million for the first nine months of 2011, compared to $17.0 million in the same period in 2010.

•
Net loss attributable to common shareholders, which included a $514,000 non-cash loss on the fair value adjustment of embedded derivatives and a $6.7 million gain on early extinguishment of debt, was $6.3 million, or $0.24 per share, for the first nine months of 2011.  This compares to a net loss of $21.8 million, or $1.35 per share in the same period in 2010, which included a $4.7 million non-cash gain on the fair value adjustment of embedded derivatives, $3.1 million non-cash gain from debt-for-equity exchange transactions, and the $2.3 million loss on the early extinguishment of the 2009 Notes.

EVERGREEN ENERGY INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2011	December 31, 2010
	(in thousands)
Assets
Current:
Cash and cash equivalents	$1,206	$2,974
Notes receivable	5,693	—
Prepaid and other assets	1,995	1,664
Assets of discontinued plant operations	—	7,210
Assets of discontinued mining operations	27	2,820
Total current assets	8,921	14,668
Property, plant and equipment, net of accumulated depreciation	280	1,734
Construction in progress	7,635	9,860
Other assets	3,419	3,296
	$20,255	$29,558

Liabilities, Temporary Capital and Stockholders’ Deficit
Current liabilities:
Accounts payable	$1,600	$2,698
Accrued liabilities	1,467	2,367
Short-term debt	4,175	—
Other current liabilities	592	682
Liabilities of discontinued plant operations	544	4,823
Liabilities of discontinued mining operations	37	609
Total current liabilities	8,415	11,179
Long-term debt	—	21,821
Deferred revenue	7,715	7,865
Derivative liability	1,408	972
Other liabilities, less current portion	1,330	1,213
Total liabilities	18,868	43,050
Commitments and contingencies
Temporary Capital:
Preferred stock, $.001 par value, $1,000 stated value, 7 shares authorized; .002 and .003 shares outstanding, respectively	2	3
Stockholders’ deficit:
Preferred stock, $.001 par value, shares authorized 19,999; none outstanding	—	—
Common stock, $.001 par value, shares authorized 280,000; 27,105 and 18,888 shares issued and outstanding, respectively	27	19
Additional paid-in capital	561,051	539,348
Accumulated deficit	(556,544)	(550,285)
Equity (deficit) attributable to Evergreen Energy Inc. stockholders’	4,534	(10,918)
Deficit attributable to noncontrolling interest	(3,149)	(2,577)
Total stockholders’ equity (deficit)	1,385	(13,495)
	$20,255	$29,558

EVERGREEN ENERGY INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
	(in thousands, except for per share amounts)

Operating revenues:
GreenCert licensing	$125	$100	$325	$303
Total operating revenue	125	100	325	303

Operating expenses:
General and administrative	3,048	3,294	11,859	11,981
Depreciation and amortization	143	403	1,109	1,382
Research and development	39	268	683	462
Impairment expense	—	3,467	3,081	3,467
Total operating expenses	3,230	7,432	16,732	17,292

Operating loss	(3,105)	(7,332)	(16,407)	(16,989)

Other income (expense):
Interest income	68	15	143	20
Interest expense	(244)	(296)	(468)	(1,828)
Gain (loss) on fair value derivatives	1,936	(182)	(514)	4,727
Loss on warrant modification and exercise	—	—	(1,021)	—
Gain on debt-for-equity exchange transaction	—	3,115	435	3,115
Gain (loss) on early extinguishment of debt	—	—	6,710	(2,267)
Other income (expense), net	834	(108)	509	(157)
Total other income, net	2,594	2,544	5,794	3,610

Loss from continuing operations	(511)	(4,788)	(10,613)	(13,379)
Income (loss) from discontinued plant operations	59	(91)	3,782	359
Loss from discontinued mining operations	—	(102)	—	(4,980)
Net loss	(452)	(4,981)	(6,831)	(18,000)
Less: net loss attributable to noncontrolling interest	72	388	572	558
Net loss attributable to Evergreen Energy Inc.	(380)	(4,593)	(6,259)	(17,442)
Dividends on preferred stock	—	—	—	(4,312)
Net loss attributable to common shareholders	$(380)	$(4,593)	$(6,259)	$(21,754)
Basic net loss per common share from continuing operations	$(0.02)	$(0.27)	$(0.41)	$(0.83)
Basic net (loss) income per common share from discontinued mining and plant operations	$0.00	$(0.01)	$0.15	$(0.29)
Basic net loss attributable to common shareholders per share	$(0.01)	$(0.26)	$(0.24)	$(1.35)
Basic weighted-average common shares outstanding	27,073	17,447	25,625	16,162

EVERGREEN ENERGY INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
	Nine Months Ended September 30,
	2011	2010
	(in thousands)
Operating activities:
Net loss from continuing operations	$(10,613)	$(13,379)
Adjustments to reconcile net loss from continuing operations to cash used in operating activities:
Share-based compensation expense to employees and others	1,449	2,931
Depreciation and amortization	1,109	1,382
Gain on early extinguishment of debt	(8,427)	—
Loss from exercise of warrants	1,021	—
Derivative fair value adjustment	514	(3,050)
Amortization of debt issuance costs	186	2,337
Amortization of initial fair value of derivative	(51)	(134)
Amortization of beneficial conversion feature	132	—
Impairment	3,081	3,467
Gain on debt for equity exchange	(435)	(3,115)
Other	46	(82)
Changes in operating assets and liabilities:
Accounts receivable	—	550
Prepaid expenses and other assets	(186)	(275)
Deferred revenue and other obligations	(390)	(754)
Accounts payable and accrued expenses	(1,937)	(1,883)
Cash used in operating activities of continuing operations	(14,501)	(12,005)
Cash used in operating activities of discontinued mining and plant operations	(620)	(4,973)
Cash used in operating activities	(15,121)	(16,978)

Investing activities:
Purchases of construction in progress, property, plant and equipment	(197)	(1,421)
Proceeds from sale of assets	381	—
Restricted cash	—	4,953
Other	(20)	—
Cash provided by investing activities of continuing operations	164	3,532
Cash provided by investing activities of discontinued mining and plant operations	2,785	23,537
Cash provided by investing activities	2,949	27,069

Financing Activities:
Proceeds from the 2011 common stock sale, net of offering costs	14,546	—
Proceeds from the 2011 “ATM Program”, net of commission and financing costs	412	—
Proceeds from the 2010 common stock sale, net of offering costs	—	8,043
Proceeds from the issuance of 2010 convertible preferred stock, net of closing costs	—	8,746
Proceeds from exercise of warrants	1,029	—
Payment of dividends on convertible preferred stock	—	(4,312)
Payments of note principal related to 2007 Notes	(5,310)	—
Payment of note principal related to 2009 Notes	—	(17,250)
Payments of debt issue costs	(262)	(2,179)
Other	(11)	17
Cash provided by (used in) financing activities of continuing operations	10,404	(6,935)

(Decrease) increase in cash and cash equivalents	(1,768)	3,156
Cash and cash equivalents, beginning of period	2,974	2,207
Cash and cash equivalents, end of period	$1,206	$5,363

MATERIAL U.S. FEDERAL TAX CONSIDERATIONS

The following is a discussion of certain material U.S. federal income and, in the case of non-U.S. holders (as defined below), estate tax consequences, as of the date of this prospectus supplement, of the purchase, ownership, conversion, and disposition of the Notes and the common stock into which the Notes are convertible. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, Treasury regulations promulgated thereunder, published rulings and judicial decisions as of the date of this prospectus supplement. The foregoing authorities are subject to change or differing interpretations at any time with possible retroactive effect. which may result in U.S. federal income tax consequences different from those discussed below. We have neither sought nor obtained an opinion of counsel or any advance tax ruling from the Internal Revenue Service (“IRS”) regarding the U.S. federal tax consequences described below. If the IRS contests a conclusion set forth herein, no assurance can be given that a holder would ultimately prevail in a final determination by a court.

This discussion only applies to certain holders who purchase a Note upon original issuance for its “issue price” (the first price at which a substantial portion of the Notes are sold to persons for money other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) and hold the Note and the common stock into which the Note is convertible as “capital assets” for U.S. federal income tax purposes (generally property held for investment).

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of its particular circumstances. For example, except as otherwise voted, this discussion does not address:

•
tax consequences to holders who may be subject to special tax treatment, such as dealers in securities or currencies, traders in securities that elect to use the mark-to-market method of accounting for their securities, financial institutions, regulated investment companies, real estate investment trusts, tax-exempt entities or insurance companies;

•	tax consequences to partnerships or other pass-through entities for U.S. federal income tax purposes or investors in such entities;

•
tax consequences to holders who hold the Notes or the common stock into which the Notes are convertible as part of a hedging, constructive sale or conversion, straddle or other risk reducing transaction;

•	tax consequences to former citizens or former long-term residents of the United States;

•
tax consequences to non-U.S. holders that own or have owned (actually or constructively) more than 5% of any class of our stock or non-U.S. holders that own or have owned the Notes if on the date such Notes were or are acquired by such non-U.S. holder such Notes had or have a fair market value greater than 5% of the regularly traded class of our stock with the lowest fair market value;

•	tax consequences to U.S. holders (as defined below) whose “functional currency” is not the U.S. dollar;

•	the U.S. federal estate, gift or alternative minimum tax consequences, if any, to holders of the Notes or the common stock into which the Notes are convertible; or

•	any state, local or foreign tax consequences.

If a partnership or other entity classified as a partnership for U.S. federal tax purposes purchases Notes, the tax treatment of a partner of such partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership that purchases Notes, you should consult your own tax advisors.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of the Notes or shares of common stock received upon conversion of the Notes who or that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•
a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•
a trust (i) that is subject to the primary supervision of a court within the United States and the control of one or more United States persons as defined in section 7701(a)(30) of Code, or (ii) that has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

For purposes of this discussion, a “non-U.S. holder” means a beneficial owner of Notes or shares of common stock received upon conversion of the Notes that is not a U.S. holder. Special rules may apply to certain non-U.S. holders such as “controlled foreign corporations,” “passive foreign investment companies,” corporations that accumulate earnings to avoid U.S. federal income tax or, in certain circumstances, individuals who are U.S. expatriates. Consequently, non-U.S. holders should consult their tax advisors to determine the U.S. federal, state, local, foreign and other tax consequences that may be relevant to them.

PROSPECTIVE PURCHASERS OF THE NOTES ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF ACQUIRING, OWNING AND DISPOSING OF OUR NOTES, AS WELL AS THE APPLICATION OF STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

U.S. Federal Income Tax Consequences to U.S. Holders

The following discussion is a summary of certain U.S. federal income tax consequences that may be applicable to a U.S. holder of our Notes and shares of common stock into which our Notes are convertible.

Notes

It is anticipated, and this discussion assumes, that the “issue price” of the Notes will be equal to their principal amount. Thus, we believe that the Notes will be issued without original issue discount for U.S. federal income tax purposes at the time of original issuance. In such a case, interest on a Note will generally be taxable to a U.S. holder as ordinary income at the time it is paid or accrued in accordance with the U.S. holder’s usual method of accounting for U.S. federal income tax purposes.

Certain Additional Payments

In certain circumstances (see “Description of Notes — Conversion Rights — General”), we may be obligated to pay amounts on the Notes that are in excess of stated interest or principal on the Notes. These potential payments may implicate the provisions of the Treasury regulations relating to “contingent payment debt instruments.” We do not intend to treat the possibility of paying such  additional amounts as causing the Notes to be treated as contingent payment debt instruments. Assuming that is correct, additional income will be recognized if any such additional payment is made, and such income would be taxed as described above under “— U.S. Federal Income Tax Consequences to U.S. Holders — Payments of Interest.” It is possible that the IRS may take a different position, in which case a U.S. holder might be required to accrue interest income at a higher rate than the stated interest rate on the Notes and to treat as ordinary interest income any gain realized on the taxable disposition (including a conversion) of the Notes. The remainder of this discussion assumes that the Notes will not be treated as contingent payment debt instruments. Prospective purchasers of our Notes should consult their tax advisors regarding the possible application of the contingent payment debt instrument rules to the Notes.

Sale, Exchange, Repurchase, Redemption or Other Taxable Disposition of the Notes

Upon the sale, exchange, repurchase, redemption or other disposition (but not upon a conversion into common stock) of the Notes for cash or other property, a U.S. holder will generally recognize gain or loss equal to the difference between the amount realized on the sale, exchange, repurchase, redemption, or other disposition and such

U.S. holder’s adjusted tax basis in the Notes. A U.S. holder’s amount realized will equal the amount of any cash received plus the fair market value of any other property received for the Notes. The amount realized will not include any amount attributable to accrued but unpaid interest, which will be taxable as ordinary interest income if not previously included in income. A U.S. holder’s adjusted tax basis in a Note will generally equal the amount that the U.S. holder paid for such Note.

The gain or loss recognized by a U.S. holder will be capital gain or loss and will be long-term capital gain or loss if the U.S. holder’s holding period for the Notes is more than one year. Long-term capital gains of non-corporate taxpayers are currently taxed at lower rates than those applicable to ordinary income. The deductibility of capital losses is subject to limitations.

Conversion of the Notes

Upon the conversion of a Note solely into common stock, a U.S. holder will generally not recognize gain or loss, except that (a) the receipt of cash in lieu of a fractional share of common stock will result in capital gain or loss (measured by the difference between the cash received in lieu of the fractional share and the U.S. holder’s adjusted tax basis in the fractional share) and (b) the fair market value of common stock received with respect to accrued but unpaid interest will be treated as a payment of interest (and treated as described above under “— U.S. Federal Income Tax Consequences to U.S. Holders — Payments of Interest”).

A U.S. holder’s tax basis in the common stock received upon a conversion of a Note (other than common stock received with respect to accrued but unpaid interest, but including any basis allocable to a fractional share) will equal the tax basis of the Note that was converted. A U.S. holder’s tax basis in the common stock received with respect to accrued interest will equal the fair market value of the stock received. A U.S. holder’s tax basis in a fractional share will be determined by allocating such U.S. holder’s tax basis in the common stock between the common stock received upon conversion and the fractional share, in accordance with their respective fair market values.

A U.S. holder’s holding period for the common stock received will include such U.S. holder’s holding period for the Note converted, except that the holding period of any common stock received with respect to accrued but unpaid interest will commence on the day after the date of receipt.

Constructive Distributions

The conversion rate of the Note will be adjusted in certain circumstances as described in “Description of Notes — Conversion Rights — Conversion Rate Adjustments” and “Description of Notes — Conversion Rights — Adjustment to Conversion Rate Upon a Non-Stock Change of Control.” Adjustments (or failures to make adjustments) to the conversion rate that have the effect of increasing a U.S. holder’s proportionate interest in our assets or earnings and profits may in some circumstances result in a deemed distribution to such U.S. holder. If we were to make a distribution of cash or property to stockholders (but generally not stock dividends or rights to subscribe for our common stock) and the conversion rate of the Notes were increased pursuant to the anti-dilution provisions of the Notes, such increase would be deemed to be a distribution to U.S. holders.

In addition, any other increase in the conversion rate of the Notes (including an adjustment to the conversion rate in connection with a non-stock change of control) may, depending on the circumstances, be deemed to be a distribution to U.S. holders. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of holders of the Notes, however, will generally not be considered to result in a deemed distribution to U.S. holders. Certain of the possible conversion rate adjustments provided in the Notes (including, without limitation, adjustments in respect of taxable dividends to holders of our common stock and those described in “Description of Notes — Conversion Rights — Adjustment to Conversion Rate Upon a Non-Stock Change of Control”) may not qualify as being pursuant to a bona fide reasonable adjustment formula. If any such adjustment is made, a U.S. holder may be deemed to have received a distribution even though such U.S. holder has not received any cash or property as a result of such adjustment.

Any deemed distributions will be taxable as a dividend, return of capital, or capital gain in accordance with the earnings and profits rules under the Code as described below under “— U.S. Federal Income Tax Consequences to U.S. Holders — Distributions on Common Stock.” It is not clear whether a constructive dividend deemed paid to a U.S. holder would be eligible for the current preferential rates of U.S. federal income tax applicable to dividend income to non-corporate U.S. holders. It is also unclear whether corporate U.S. holders would be entitled to claim the dividends-received deduction with respect to any such constructive dividends.

Distributions on Common Stock

Distributions, if any, made on our common stock, other than certain pro rata distributions of common shares, will generally be included in a U.S. holder’s income as ordinary dividend income to the extent of our current and accumulated earnings and profits. Distributions in excess of our current and accumulated earnings and profits will be treated as a non-taxable return of capital reducing a U.S. holder’s adjusted tax basis in the common stock and, to the extent the distribution exceeds such U.S. holder’s adjusted tax basis, thereafter as capital gain from the sale or exchange of such common stock. Dividends received by a corporate U.S. holder may be eligible for a dividends received deduction, subject to applicable limitations, and dividends received by an individual U.S. holder before January 1, 2011, may be taxed at the lower applicable long-term capital gains rate, provided certain holding period requirements are satisfied.

Sale, Exchange, Redemption or Other Taxable Dispositions of Common Stock

Upon the sale, exchange, certain redemptions or other taxable dispositions of our common stock, a U.S. holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon such taxable disposition and (ii) the U.S. holder’s adjusted tax basis in the common stock. Such capital gain or loss will be long-term capital gain or loss if a U.S. holder’s holding period in the common stock is more than one year at the time of the taxable disposition. Otherwise, such gain or loss will be short-term capital gain or loss. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

Information returns will be filed with the IRS, other than with respect to corporations and other exempt U.S. holders, with respect to interest on the Notes, dividends paid on the common stock, and proceeds received from a disposition of the Notes or shares of common stock. Unless a U.S. holder is an exempt recipient such as a corporation, it may be subject to backup withholding tax with respect to interest paid on the Notes, dividends paid on the common stock, or with respect to proceeds received from a disposition of the Notes or shares of common stock. A U.S. holder will be subject to backup withholding if it is not otherwise exempt and it:

•	fails to furnish its taxpayer identification number, or “TIN”, which for an individual, is ordinarily his or her social security number;

•	furnishes an incorrect TIN;

•	is notified by the IRS that it has failed to properly report payments of interest or dividends; or

•	fails to certify, under penalties of perjury, that it has furnished a correct TIN and that the IRS has not notified it that it is subject to backup withholding.

Backup withholding is not an additional tax but, rather, is a method of tax collection. A U.S. holder will be entitled to credit any amounts withheld under the backup withholding rules against its U.S. federal income tax liability and may be entitled to a refund provided that the required information is furnished to the IRS in a timely manner.

U.S. Federal Income and Estate Tax Consequences to Non-U.S. Holders

The following is a summary of certain U.S. federal income and estate tax consequences that may be applicable to a non-U.S. holder of our Notes or shares of common stock into which our Notes are convertible.

Payments of Interest

Subject to the discussion below concerning backup withholding, interest paid on a Note to a non-U.S. holder will qualify for the “portfolio interest exemption” and will not be subject to U.S. federal income tax or the 30% withholding tax provided that:

•	interest paid on the Note is not effectively connected with such non-U.S. holder’s conduct of a trade or business in the United States;

•
such non-U.S. holder does not actually (or constructively) own 10% or more of the total combined voting power of all classes of our stock within the meaning of the Code and applicable Treasury regulations;

•	such non-U.S. holder is not a controlled foreign corporation that is related to us actually or constructively through stock ownership; and

•
either (a) such non-U.S. holder provides its name and address on an IRS Form W-8BEN (or other applicable form), and certifies, under penalties of perjury, that such non-U.S. holder is not a United States person as defined under the Code, or (b) if such non-U.S. holder holds its Note through one of certain foreign intermediaries, such non-U.S. holder and intermediary satisfy the certification requirements of the applicable Treasury regulations.

If a non-U.S. holder cannot satisfy the requirements described above, payments of interest made to such non-U.S. holder will be subject to the 30% U.S. federal withholding tax, unless such non-U.S. holder provides us with a properly executed:

•	IRS Form W-8BEN (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty; or

•
IRS Form W-8ECI (or other applicable form) stating that interest paid on the Note is not subject to withholding tax because it is effectively connected with such non-U.S. holder’s conduct of a trade or business in the United States.

If a non-U.S. holder is engaged in a trade or business in the United States and interest on a Note is effectively connected with its conduct of that trade or business and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment, then such non-U.S. holder will be subject to U.S. federal income tax on that interest on a net income basis in the same manner as if it were a United States person as defined under the Code. In addition, if a non-U.S. holder is treated as a foreign corporation for US. federal income tax purposes, such non-U.S. holder may be subject to an additional branch profits tax at a 30% rate (or lower applicable income tax treaty rate) of earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a trade or business in the United States.

Conversion of the Notes

Upon the conversion of a Note solely into common stock, a non-U.S. holder will generally not recognize gain or loss, except that (a) the receipt of cash in lieu of a fractional share of common stock will result in capital gain or loss (measured by the difference between the cash received in lieu of the fractional share and the non-U.S. holder’s adjusted tax basis in the fractional share) subject to the rules described under “— U.S. Federal Income and Estate Tax Consequences to Non-U.S. Holders — Sale, Exchange, Redemption or Other Taxable Dispositions of Notes and Common Stock” below and (b) the fair market value of common stock received with respect to accrued interest will be treated as a payment of interest subject to the rules described under “— U.S. Federal Income and Estate Tax Consequences to Non-U.S. Holders — Payments of Interest” above.

Constructive Distributions and Distributions on Common Stock

In general, if distributions are made with respect to our common stock (and any deemed distributions resulting from certain adjustments, or failure to make adjustments, to the conversion rate including, without limitation, adjustments in respect of taxable dividends to holders of our common stock, see “— U.S. Federal Income Tax Consequences to U.S. Holders — Constructive Distributions” above), such distributions will be treated as dividends to the extent of our current and accumulated earnings and profits as determined under the Code and will be subject to withholding as discussed below. Any portion of a distribution that exceeds our current and accumulated earnings and profits will first be applied to reduce the non-U.S. holder’s basis in the common stock and, to the extent such portion exceeds the non-U.S. holder’s basis, the excess will be treated as gain from the disposition of the common stock, the tax treatment of which is discussed below under “— U.S. Federal Income Tax and Estate Consequences to Non-U.S. Holders — Sale, Exchange, Redemption or Other Taxable Dispositions of Notes and Common Stock.”

In addition, if we are a U.S. real property holding corporation (“USRPHC”), as such term is defined in Section 897(c) of the Code, and any distribution exceeds our current and accumulated earnings and profits, we will need to choose to satisfy our withholding requirements either by treating the entire distribution as a dividend, subject to the withholding rules in the following paragraph (and withhold at a minimum rate of 10% or such lower rate as may be specified by an applicable income tax treaty for distributions from a USRPHC), or by treating only the amount of the distribution equal to our reasonable estimate of our current and accumulated earnings and profits as a dividend, with the excess portion of the distribution subject to withholding at a rate of 10% or such lower rate as may be specified by an applicable income tax treaty as if such excess were the result of a sale of shares in a USRPHC (discussed below under “— U.S. Federal Income and Estate Tax Consequences to Non-U.S. Holders — Sale, Exchange, Redemption or Other Taxable Dispositions of Notes and Common Stock”), with a credit generally allowed against the non-U.S. holder’s U.S. federal income tax liability in an amount equal to the amount withheld from such excess.

Except as discussed below, dividends paid to a non-U.S. holder of our common stock will generally be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, where a tax treaty applies, are attributable to a permanent establishment maintained by the non-U.S. holder in the United States) are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a United States person as defined under the Code, unless an applicable income tax treaty provides otherwise. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A non-U.S. holder of our common stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required to (a) complete IRS Form W-8BEN (or other applicable form) and certify under penalty of perjury that such non-U.S. holder is not a United States person as defined under the Code and is eligible for treaty benefits, or (b) if our common stock is held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable Treasury regulations.

A non-U.S. holder of our common stock eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Any withholding tax on a deemed dividend may be withheld from interest, shares of common stock or sales proceeds subsequently paid or credited to a non-U.S. holder. If a non-U.S. holder is subject to withholding tax under such circumstances, such non-U.S. holder should consult its tax advisors as to whether it can obtain a refund for all or a portion of the withholding tax.

Sale, Exchange, Redemption or Other Taxable Dispositions of Notes and Common Stock

Any gain realized by a non-U.S. holder on the sale, exchange, redemption or other taxable disposition of our Notes or common stock will generally not be subject to U.S. federal income or withholding tax unless:

•
the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition and certain other conditions are met; or

•
we are or have been a USRPHC for U.S. federal income tax at any time within the five-year period preceding the disposition or such non-U.S. holder’s holding period, whichever period is shorter. This assumes that our common stock is “regularly traded” on an established securities market, within the meaning of Section 897(c)(3) of the Code.

A non-U.S. holder described in the first bullet point immediately above will generally be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates in the same manner as if the non-U.S. holder were a United States person as defined under the Code, and if it is a corporation, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the United States.

With respect to third bullet point above, a non-U.S. holder will not recognize taxable gain on a sale of Notes or common stock, as applicable, even if we are or become a USRPHC so long as our common stock continues to be regularly traded unless:

•
such non-U.S. holder recognizes gain on the sale of our common stock, and actually or constructively owns more than 5% of our common stock at any time during the five-year period ending on the date of disposition or, if shorter, its holding period for the common stock;

•
such non-U.S. holder recognizes gain on the sale of our Notes, our Notes are considered to be regularly traded, and such non-U.S. holder actually or constructively owns more than 5% of the Notes at any time during the five-year period ending on the date of disposition or, if shorter, its holding period for the Notes; or

•
such non-U.S. holder recognizes gain on the sale of our Notes, our Notes are not considered to be regularly traded, and, as of the latest date that such non-U.S. holder acquired any of our Notes, the fair market value of all Notes held by such non-U.S. holder had a fair market value greater than 5% of the fair market value of our common stock.

Any cash or other property that a non-U.S. holder receives on the sale, exchange, redemption, or other taxable disposition of a Note which is attributable to accrued interest will be subject to U.S. federal income tax in accordance with the rules for taxation of interest described above under “— U.S. Federal Income and Estate Tax Consequences to Non-U.S. Holders — Payments of Interest.”

U.S. Federal Estate Tax

The estate of an individual non-U.S. holder will not be subject to U.S. federal estate tax on Notes beneficially owned by such individual at the time of such individual’s death, provided that any payment to such individual on the Notes would be eligible for exemption from the 30% U.S. federal withholding tax under the “portfolio interest exemption” described above under “— U.S. Federal Income and Estate Tax Consequences to Non-U.S. Holders — Payments of Interest” without regard to the statement requirement described in the fourth bullet point thereof. However, shares of our common stock held by an individual non-U.S. holder who is not a citizen or resident of the United States (as defined for U.S. federal estate tax purposes) and an entity the property of which is includible in such individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers) at the time of such individual’s death will be treated as U.S. situs property subject to U.S. federal estate tax unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

We must report annually to the IRS and to each non-U.S. holder the amount of payments on the Notes, dividends paid to a non-U.S. holder, and the tax withheld with respect to such payments on the Notes or dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

In general, a non-U.S. holder will not be subject to backup withholding with respect to payments of interest or dividends made to such non-U.S. holder, provided that we (or the paying agent) do not have actual knowledge or reason to know that such non-U.S. holder is a United States person, as defined under the Code, and we (or the paying agent) have received from such non-U.S. holder the statement described above in the fourth bullet point under “— U.S. Federal Income and Estate Tax Consequences to Non-U.S. Holders — Payments of Interest.”

Depending on the circumstances, information reporting and backup withholding may apply to the proceeds received by a non-U.S. holder from the sale or other disposition of our Notes or common stock, unless the payor receives the statement described above in the fourth bullet point under “— U.S. Federal Income and Estate Tax Consequences to Non-U.S. Holders — Payments of Interest” and does not have actual knowledge or reason to know that such non-U.S. holder is a United States person, as defined under the Code, or such non-U.S. holder otherwise establishes an exemption.

U.S. backup withholding tax is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

THE ABOVE DISCUSSION IS IN NOT INTENDED TO CONSTITUTE A COMPLETE ANALYSIS OF ALL TAX CONSIDERATIONS APPLICABLE TO HOLDERS WITH RESPECT TO THEIR ACQUISITION, OWNERSHIP OR DISPOSITION OF THE NOTES OR OUR COMMON STOCK INTO WHICH NOTES ARE CONVERTIBLE PURSUANT TO THE OFFER OR IN TRANSACTIONS DESCRIBED IN THIS PROSPECTUS SUPPLEMENT, AND HOLDERS SHOULD, THEREFORE, CONSULT THEIR OWN TAX ADVISORS AS TO THE TAX CONSIDERATIONS APPLICABLE TO THEM IN THEIR PARTICULAR CIRCUMSTANCES.

LEGAL MATTERS

        The validity of the securities offered by this prospectus will be passed upon for us by Moye White LLP of Denver, Colorado.

EXPERTS

        The consolidated financial statements incorporated in this registration statement by reference from our annual report on Form 10-K for the year ended December 31, 2010, have been audited by Hein & Associates LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s ability to continue as a going concern.  Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents that we have previously filed with the SEC or documents that we will file with the SEC in the future. The information incorporated by reference is considered to be part of this prospectus, except for any information that is superseded by other information that is included or incorporated by reference into this document.

        This prospectus incorporates by reference the documents listed below that we have previously filed with the SEC. These documents contain important information about us:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2010;
•	Our Quarterly Report on Form 10-Q and 10-Q/A for the quarter ended March 31, 2011;
•	Our Quarterly Report on Form 10-Q and 10-Q/A for the quarter ended June 30, 2011;
•	Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2011;
•	Our Definitive Proxy Statement relating to our Annual Meeting of Stockholders filed with the SEC on Schedule 14A on May 2, 2011;
•
Our Current Reports on Form 8-K filed with the SEC on January 3, 2011, January 5, 2011, February 1, 2011, February 2, 2011, February 3, 2011, February 15, 2011, March 3, 2011, March 14, 2011, March 15, 2011, March 30, 2011, April 5, 2011, April 11, 2011, April 14, 2011, May 11, 2011, May 17, 2011, May 26, 2011, June 9, 2011, June 15, 2011, June 21, 2011, July 7, 2011, July 15, 2011, July 25, 2011; August 12, 2011, August 23, 2011, August 24, 2011, August 25, 2011, September 1, 2011, September 14, 2011, September 16, 2011, September 23, 2011, October 4, 2011, October 13, 2011, October 20, 2011, November 10, 2011, November 14, 2011, and November 18, 2011.

•	Our Current Reports on Form 8-K/A filed with the SEC on November 18, 2011.

        We incorporate by reference any additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (other than those "furnished" pursuant to Item 2.02 or Item 7.01 or disclosures made in accordance with Regulation FD on Item 8.01 in any Current Report on Form 8-K or other information "furnished" to the SEC) from the date of the registration statement of which this prospectus is part until the termination of the offering of the securities. These documents may include annual, quarterly and current reports, as well as proxy statements. Any material that we later file with the SEC will automatically update and replace the information previously filed with the SEC.

        For purposes of this registration statement, any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement in such document.

        We will provide without charge to each person to whom a copy of this prospectus has been delivered, upon written or oral request, a copy of any or all of the documents referred to above that have been or may be incorporated in this prospectus by reference. Requests for copies should be directed to:

Evergreen Energy Inc.
1225 17th Street, Suite 1300
Denver, Colorado 80202
(303) 293-2992
Attn: Director of Investor Relations
Internet Website: http://www.evgenergy.com/

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. Here are ways you can review and obtain copies of this information:

What is Available	Where to Get it
Paper copies of information	SEC's Public Reference Room 100 F Street, N.E. Washington, D.C. 20549
On-line information, free of charge	SEC's Internet website at www.sec.gov
Information about the SEC's Public Reference Room	Call the SEC at 1-800-SEC-0330

        We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933 relating to the securities covered by this prospectus. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and the securities. This prospectus does not contain all of the information set forth in the registration statement. Whenever a reference is made in this prospectus to a contract or other document, the reference is only a summary and you should refer to the exhibits that form a part of the registration statement for a copy of the contract or other document. You can get a copy of the registration statement, at prescribed rates, from the sources listed above. The registration statement and the documents referred to below under "Incorporation of Certain Documents by Reference" are also available on our Internet website, www.evgenergy.com, under "Investor Relations-Financial Info." You can also obtain these documents from us, without charge (other than exhibits, unless the exhibits are specifically incorporated by reference), by requesting them in writing or by telephone at the following address:

Evergreen Energy Inc.
1225 17th Street, Suite 1300
Denver, Colorado 80202
(303) 293-2992
Attn: Director of Investor Relations
Internet Website: http://www.evgenergy.com/

Information contained on our internet website does not constitute a part of this prospectus.

PROSPECTUS

EVERGREEN ENERGY INC.

Common Stock
Preferred Stock
Debt Securities
Warrants
Units

        From time to time, we may offer and sell up to $50,000,000 of common stock, preferred stock, debt securities, warrants, and units consisting of any of these securities. These securities may be offered and sold by us in one or more offerings. The common stock, preferred stock, debt securities, warrants, and units may be convertible or exercisable or exchangeable for common or preferred stock or other of our securities. Shares of our common stock are traded on the NYSE under the symbol "EEE."

        We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

        This prospectus describes some of the general terms that may apply to these securities. The specific terms of any securities to be offered will be described in a supplement to this prospectus.

        Investing in our securities involves a high degree of risk. You should consider the risk factors described in any accompanying prospectus supplement and in the documents we incorporate by reference.

        Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 31, 2009.

        You should rely only on the information contained in or incorporated by reference into this prospectus or any accompanying prospectus supplement. If the description of the offering varies between this prospectus and any accompanying prospectus supplement, you should rely on the information in the prospectus supplement. We have not, and the underwriter, if any, has not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer of these securities in any state or jurisdiction where the offer is not permitted. You should assume that information contained in or incorporated by reference into this prospectus and any accompanying prospectus supplement is accurate only as of the date on the front cover of this prospectus, any accompanying prospectus supplement or the date of the document incorporated by reference, as applicable. Our business, financial condition, results of operations and prospects may have changed since those dates. You should not consider any information in this prospectus or in the documents incorporated by reference herein to be investment, legal or tax advice. We encourage you to consult your own counsel, accountant and other advisors for legal, tax, business, financial and related advice regarding an investment in our securities.

THIS PROSPECTUS MAY NOT BE USED TO OFFER OR SELL ANY SECURITIES UNLESS

ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

i

CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS

        This prospectus and the documents incorporated by reference herein contain forward-looking statements that are not statements of historical fact and may involve a number of risks and uncertainties. These statements relate to analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable. These statements may also relate to our future prospects, developments and business strategies.

        We have used the words "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "will," "plan," "predict," "project" and similar terms and phrases, including references to assumptions, in this prospectus and our incorporated documents to identify forward-looking statements. These forward-looking statements are made based on expectations and beliefs concerning future events affecting us and are subject to uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control, that could cause our actual results to differ materially from those matters expressed in or implied by these forward-looking statements. The following factors are among those that may cause actual results to differ materially from our forward-looking statements:

•	Our lack of operating capital and limited ability to raise additional funds which raise substantial doubt regarding our ability to continue as a going concern
•	general economic and industry conditions;
•	our history of losses, deficits and negative operating cash flows;
•	our substantial capital requirements and dependence on the sale of our securities to provide capital to fund and continue our operations;
•	our limited operating history;
•	technical and operational problems at K-Fuel facilities;
•	uncertain market for our K-Fuel refined coal and C-Lock technology;
•	industry competition;
•	environmental and government regulation;
•	protection and defense of our intellectual property rights;
•	reliance on, and the ability to attract, key personnel;
•	inability to implement our acquisition strategy; and
•	other factors including those discussed in "Risk Factors" in this prospectus, any applicable prospectus supplement and our incorporated documents.

You should keep in mind that any forward-looking statement made by us in this prospectus or elsewhere speaks only as of the date on which we make it. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us. We have no duty to, and do not intend to, update or revise the forward-looking statements in this prospectus after the date of this prospectus, except as may be required by law. In light of these risks and uncertainties, you should keep in mind that any forward-looking statement made in this prospectus or elsewhere might not occur.

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the "SEC") using a "shelf" registration process. Under this shelf registration process, we may, from time to time, offer and/or sell any combination of the securities described in this prospectus in one or more offerings, up to a total dollar amount of $50,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities under this shelf registration, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement, including all documents incorporated herein by reference, together with additional information described under "Where You Can Find More Information."

        References in this prospectus to "Evergreen Energy," "Company," "we," "us," and "our" are to Evergreen Energy Inc. and its subsidiaries. The term "you" refers to a prospective investor. Evergreen Energy Inc. is located at 1225 17th Street, Suite 1300, Denver, Colorado 80206 and our phone number is (303) 293-2992.

ABOUT EVERGREEN ENERGY

        Evergreen Energy, Inc. was founded in 1984 as a cleaner coal technology, energy production and environmental solutions company. In the last two years, we have sharpened our focus on positioning the Company as a carbon technology company. We have developed two proven, proprietary, patented, and transformative green technologies: the GreenCert™ suite of software and services and K-Fuel®.

        GreenCert, owned exclusively by Evergreen Energy, is a scientifically accurate, scalable environmental intelligence solution that measures greenhouse gases and generates verifiable emissions credits. GreenCert, built on IBM's Service-Oriented Architecture, is the environmental intelligence solution that provides customers the end-to-end visibility and traceability necessary to measure their complete environmental footprint. We have taken great strides in promoting our strategic partnerships with IBM and EIM in the past year.

        Our K-Fuel technology significantly improves the performance of low-rank coals yielding higher efficiency and lowering emissions, which results in a higher selling price for that coal. We, along with Bechtel Power Corporation, have modified and improved the original design and efficiency of the equipment used in the K-Fuel process. Our K-Fuel efforts are focused on opportunities in Asia where plans are being developed for commercial scale operations.

        The company is working to commercialize its two key technologies through various strategic partnerships, creating shareholder value through a streamlined and enhanced business model consisting of a Software-as-a-Service (SaaS) licensing model for GreenCert and a licensing model for K-Fuel.

        The Company was founded in 1984. We incorporated under the laws of the state of Delaware in 1988. Our principal executive offices are located at 1225 17th Street, Suite 1300, Denver, Colorado 80202, and our telephone number is (303) 293-2992.

MATERIAL CHANGES

Restructure and Amendment of 2009 Convertible Notes

        On December 18, 2009, the Company entered into a binding term sheet subject to definitive documentation to restructure and extend the terms of its outstanding 2009 Convertible Notes (the "2009 Notes") and the March 20, 2009 Note Purchase Agreement, extending the maturity date of the 2009 Notes to the earlier of June 30, 2010 or upon the sale of Buckeye Industrial Mining Co. As part of the restructuring, the stated principal amount of the Notes has been increased by $2.25 million, bringing the aggregate principal amount of 2009 Notes to $17.25 million. Interest shall be due and payable at maturity of the 2009 Notes and the rate remains 10% per annum. Per the terms of the restructured agreement, we are required to use our best efforts to raise additional common equity on or before January 30, 2010, utilizing a portion of the proceeds to pay a $1,825,000 cash extension fee to its lenders. Not less than 30% of the proceeds of any subsequent common equity offering will be used to reduce the outstanding balance of the 2009 Notes. The failure to complete an offering of common equity on or before January 30, 2010, or execute a binding agreement for the sale of Buckeye on or before March 31, 2010 will be deemed to be an "Event of Default" under the terms of the 2009 Notes. Upon maturity, the repayment amount will be equal to 115% of the principal amount outstanding, plus accrued and unpaid interest, provided if additional common equity is not raised until after January 15, 2010, the repayment amount will be increased by $350,000.

        In addition, the Company is: (i) required to continue to engage an investment banker to sell substantially all of the assets of Buckeye and provide semi-monthly updates to the lender regarding the status of the Buckeye sale process, described below; (ii) retain a consultant of the lender's choosing and grant reasonable access to the site as well as the sales process; and (iii) prohibited from making any dividends from Buckeye without the lender's consent.

Status of Buckeye Operations

        Cash flows from our Buckeye operations have been less than previously anticipated, due in part to the depressed economy and the unusually mild summer temperatures in the North East region of the United States, both of which have led to lower than previously forecasted coal prices and reduced coal consumption. As a result, we are currently considering various options to raise additional capital in order for the Company to continue as a going concern and execute its business plan. While the Company has terminated further negotiations with a potential purchaser of its Buckeye Industrial Mining subsidiary, the Company continues to consider the sale of Buckeye or other assets, including our K-Fuel assets, in order to raise sufficient capital to continue to execute our business plan around the GreenCert technology. Through December 30, 2009, we have not entered into a definitive agreement to sell Buckeye or other assets, however we have engaged Raymond James & Associates, Inc. to assist us with the remarketing of Buckeye.

Financing Activities

        We have continued to pursue various financing alternatives. Recently we completed a financing deal totaling $7.0 million, net proceeds of $5 million, excluding transaction costs, more fully described in our Current Report on Form 8-K dated October 22, 2009 that is incorporated herein by reference. However, we continue to require additional capital to fund operations and repay short term borrowings. There can be no assurance that our efforts to sell assets and raise additional capital will be successful. If they are not successful, we will be unable to continue our operations as currently contemplated.

RISK FACTORS

        Please carefully consider the risk factors described in our periodic reports and the 8-K filed October 28, 2009 with the SEC, which includes risk factors notice that our independent registered public accounting firm has expressed substantial doubt over our ability to continue as a going concern, and which are incorporated by reference in this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus or include in any applicable prospectus supplement. Additional risks and uncertainties not presently known to us or that we deem currently immaterial may also impair our business operations. See "Cautionary Statement about Forward-Looking Statements."

DEFICIENCY OF EARNINGS TO FIXED CHARGES

        Our earnings were insufficient to cover fixed charges for each of the periods presented. Accordingly, the following table sets forth the deficiency of earnings to fixed charges for each of the periods presented. Because of the deficiency, ratio information is not applicable.

	Years Ended December 31, 2008	2007	2006	2005	2004	Nine months ended September 30, 2009
Deficiency of Earnings to Fixed Charges	$65,991	$204,857	$51,527	$23,313	$10,555	$31,226

        For purposes of computing the deficiency of earnings available to cover fixed charges, fixed charges represent interest expense, the portion of operating lease rental expense that is considered by us to be representative of interest and amortization of discount related to indebtedness. Deficiency of earnings consists of loss before income taxes, plus fixed charges.

USE OF PROCEEDS

        Unless otherwise indicated in a prospectus supplement, the net proceeds from the sale of the securities will be used to repay a portion of the Company's outstanding indebtedness and for general corporate purposes, which may include working capital and capital expenditures. The proceeds may be used to pay certain indebtedness related to the 2007 Convertible Notes or the 2009 Convertible Notes described in more detail in our Company's Form 10-Q for the quarter ended June 30, 2009 and our other periodic reports.

DESCRIPTION OF SECURITIES TO BE OFFERED

        We may from time to time offer common stock, preferred stock, debt securities, warrants to purchase common or preferred stock, or units to purchase common stock, preferred stock, debt securities and/or warrants, up to an aggregate initial offering price of $50,000,000 under this prospectus.

        This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.

Description of Common Stock

        Our authorized capital stock consists of 280,000,000 shares of common stock, $0.001 par value per share. As of October 21, 2009, we had 133,736,892 shares of common stock issued and outstanding and held of record.

        The following description summarizes general terms and provisions that apply to our common stock. Since this is only a summary, it does not contain all of the information that may be important to you. The summary is subject to and qualified in its entirety by reference to our articles of incorporation and our bylaws which are filed as exhibits to other filings of the Company. See "Where You Can Find More Information."

        When issued, the shares of common stock will be fully paid and nonassessable. The common stock is not entitled to any sinking fund, redemption or conversion provisions. The common stock is currently listed on the NYSE.

Voting Rights

        Holders of shares of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. There are no cumulative voting rights with respect to the election of directors. Accordingly, the holder or holders of a majority of the outstanding shares of common stock will be able to elect our entire board of directors.

Dividends and Other Rights

        Holders of common stock have no preemptive rights and are entitled to such dividends as may be declared by the board of directors out of legally available funds.

Rights Upon Liquidation

        If we liquidate, dissolve or wind up our business, the holders of common stock will be entitled to share ratably in our net assets remaining after the payment of all creditors, if any, and the liquidation preferences of any preferred stockholders.

Rights of Stockholders

        Our bylaws may be amended by a majority of directors, subject to the right of the stockholders to amend any bylaw adopted or amended by the board.

Anti-Takeover Matters

        Various provisions of the Delaware General Corporate Law, our certificate of incorporation and bylaws, and our Rights Plan may make more difficult the acquisition of control of Evergreen Energy.

Charter and Bylaw Provisions

        We currently have the following provisions in our certificate of incorporation and bylaws that could be considered to be "anti-takeover" provisions:

•
Article 6 in our certificate of incorporation and Article III Section 4 of our bylaws provide that directors cannot be removed except for cause and by the affirmative vote of a majority of the then-outstanding shares of all classes and series of stock entitled to vote in the election of directors;

•	Article 3 in our certificate of incorporation authorizes the board to issue up to 20,000,000 shares of preferred stock without stockholder approval; and
•
Article III Section 2 of our bylaws provides that the number of directors may be reduced or increased by action of a majority of the board, but no decrease may shorten the term of an incumbent director.

Business Combinations under Delaware Law

        We are a Delaware corporation and are subject to Section 203 of the Delaware General Corporation Law.

        In general, Section 203 prevents an interested stockholder (defined generally as a person owning 15% or more of our outstanding voting stock) from engaging in a business combination with us for three years following the date that person became an interested stockholder unless:

•
before that person became an interested stockholder, our board of directors approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination;

•
upon completion of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our outstanding voting stock at the time the transaction commenced (excluding stock held by persons who are both directors and officers or by certain employee stock plans); or

•
on or following the date on which that person became an interested stockholder, the business combination is approved by our board of directors and authorized at a meeting of stockholders by the affirmative vote of the holders of at least 66 2/3% of our outstanding voting stock (excluding shares held by the interested stockholder).

        A business combination includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder.

Rights Plan

        In December 2008, the Company entered into a Rights Agreement in which it declared a dividend distribution of one right for each outstanding share of common stock of the Company payable to stockholders of record on December 19, 2008. When exercisable, each right entitles the holder to purchase from the Company one one-thousandth of one share of Series A Junior Participating Preferred Stock at a price of $4.00 per one one-thousandth share, subject to adjustment. The Rights Plan is attached to and summarized in our Form 8-K filing on December 2, 2008, incorporated hereto by reference. The Rights Plan could make it more difficult for a third party to acquire Evergreen Energy.

Transfer Agent and Registrar

        The transfer agent for our common stock is Interwest Transfer Company, Inc.

Description of Preferred Stock

        We have authority to issue 20,000,000 shares of preferred stock, par value $0.001 per share. In October 2009, the Company issued 6973.38 shares of Series B Convertible Preferred Stock. In the quarter ended December 31, 2009, 6971.77 shares of Series B Convertible Preferred Stock were converted into common stock and, therefore, as of December 30, 2009, there were 1.61 shares of Series B Convertible Preferred Stock outstanding. Under our certificate of incorporation, our Board of Directors is authorized generally without stockholder approval to issue shares of preferred stock from time to time, in one or more classes or series. Prior to issuance of shares of each class or series, our Board of Directors is required by Delaware law to adopt resolutions and file a certificate of designation with the Secretary of State of the State of Delaware. The certificate of designation fixes for each class or series the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series. Any shares of preferred stock will, when issued by fully paid and non-assessable.

        We have filed a Certificate of Designation, Preferences and Rights of Series B Convertible Preferred Stock. The terms and conditions of the Series B preferred stock are described in the 8-K report filed October 22, 2009 incorporated by reference herein.

        We have also filed a Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock, however to date, we have issued no shares of this Series A preferred stock. We may create other series of Preferred Stock. For any series of preferred stock that we may issue, our Board of Directors will determine and the prospectus supplement relating to such series will describe:

•	the designation and number of shares of such series;
•
the rate and time at which, and the preferences and conditions under which, any dividends will be paid on shares of such series, as well as whether such dividends are cumulative or non-cumulative and participating or non-participating;

•	any listing of the preferred stock on any securities exchange;
•	any provisions relating to convertibility or exchangeability of shares of such series and the computation of the conversion or exchange price;
•	the rights and preference, if any, of holders of share of such series upon our liquidation, dissolution or winding up of our affairs;
•	the voting power, if any, of the holders of shares of such series;
•	any provisions relating to the redemption of such series;
•	any limitations on our ability to pay dividends or make distributions on, or acquire or redeem, other securities whiles shares of such series are outstanding;
•	the procedures for any auction and remarketing, if any for shares of such series;
•	the provisions for a sinking fund, if any, for shares of such series;
•	whether shares of such series will be represented by depositary shares;
•	any conditions or restrictions on our ability to issue additional shares of such series or other securities while shares of such series are outstanding;
•	if applicable, a discussion of certain U.S. Federal income tax considerations; and
•	any other relative power, preferences and participating, option or special rights of shares of such series, and the qualifications, limitations or restrictions thereof.

Delaware law provides that the holders of preferred stock will have the right to vote separately as a class (or, in some cases as a series) on an amendment to our restated certificate of incorporation if the amendment would change the par value, or unless the certificate of incorporation then in effect provided otherwise, the number of authorized shares of such class or change the powers, preferences, or special rights of such class or series as to adversely affect the class or series, as the case may be. This right is in addition to any voting rights that may be provided for in the applicable certificate of designation.

        Our Board of Directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. In addition, our Board of Directors may authorize the issuance of shares of preferred stock with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for holders of our common stock or which holders might believe to be in their best interest.

Ranking

        Unless we specify otherwise in the applicable prospectus supplement, the preferred stock will rank, with respect to dividends and upon our liquidation, dissolution or winding up:

•	Senior to all classes or series of our common stock and to all of our equity securities ranking junior to the preferred stock;
•	On a parity with all of our equity securities the terms of which specifically provide that the equity securities rank on a parity with the preferred stock; and
•	Junior to all of our equity securities the terms of which specifically provide that the equity securities rank senior to the preferred stock.

        The term "equity securities" does not include convertible debt securities.

Transfer Agent and Registrar

        The transfer agent and registrar for any series or class of preferred stock will be set forth in the applicable prospectus supplement.

Description of Debt Securities

        The following is a general description of the terms of any debt securities we may issue from time to time. Particular terms of any debt securities we offer will be described in the prospectus supplement relating to such debt securities. The terms of any debt securities we offer under a prospectus supplement may differ from the terms we describe below.

        As required by Federal law for all bonds and Notes of companies that are publicly offered, any debt securities we issue will be governed by a document called an "indenture." An indenture is a contract between us and a financial institution acting as a trustee on behalf of the holders of the debt securities, and is subject to and governed by the Trust Indenture Act of 1939, as amended. The form of indenture is filed as Exhibit 4.12 to this registration statement. The trustee has two main roles. First the trustee can enforce holders' rights against us if we default. Second, the trustee performs certain administrative duties, such as sending interest and principal payments to holders.

        Because this section is a summary, it does not describe every aspect of any debt security we may issue or the indenture governing any such debt securities. Particular terms of any debt securities we offer will be described in the prospectus supplement relating to such debt securities, and we urge you to read the applicable indenture, which will be filed with the SEC at the time of any offering of debt securities, because it, and not this description, will define the rights of holders of such debt securities.

        A prospectus supplement will describe the particular terms of any debt securities we may issue, including the following:

•	the designation or title of the series of debt securities;
•
the total principal amount of the series of debt securities, the denominations in which the offered debt securities will be issued and whether the offering may be reopened for additional securities of that series and on what terms;

•	the percentage of the principal amount at which the series of debt securities will be offered;
•	the date or dates on which principal will be payable;
•	the rate or rates (which may be fixed or variable) and/or the method of determining such rate or rates of interest, if any;
•	the date or dates from which any interest will accrue, or the method of determining such date or dates, and the date or dates on which any interest will be payable;
•	the terms for redemption, extension or early repayment, if any;
•	the currencies in which the series of debt securities are issued and payable;
•
whether the amount of payments of principal, interest or premium, if any, on a series of debt securities will be determined with reference to an index, formula or other method and how these amounts will be determined;

•	the place or places of payment, transfer, conversion and/or exchange of the debt securities;
•	the provision for any sinking fund;
•	any restrictive covenants;
•	events of default;
•	the security, if any, for the debt and the priority of the debt with respect to such security;
•	whether the debt will accrue dividends under any circumstances;
•	whether the series of debt securities are issuable in certificated form;
•	any provisions for legal defeasance or covenant defeasance;
•
whether and under what circumstances we will pay additional amounts in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem the debt securities rather than pay the additional amounts (and the terms of that option);

•	any provisions for convertibility or exchangeability of the debt securities into or for any other securities;
•	whether the debt securities are subject to subordination and the terms of such subordination;
•	the listing, if any, on a securities exchange;
•	if applicable, a discussion of certain U.S. Federal income tax considerations, including those related to original issue discount, if applicable; and

        The debt securities may be secured or unsecured obligations. Unless the prospectus supplement states otherwise, principal, interest and premium, if any, will be paid by us in immediately available funds.

Conversion or Exchange Rights

        We will set forth in the applicable prospectus supplement the terms on which a the debt securities may be convertible into or exchangeable for common stock or other securities of ours or a third party, including the conversion or exchange rate, as applicable, or how it will be calculated, and the applicable conversion or exchange period. We will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of our securities or the securities of a third party that the holders of the series of debt securities receive upon conversion or exchange would, under the circumstances described in those provisions, be subject to adjustment, or pursuant to which those holders would, under those circumstances, receive other property upon conversion or exchange, for example in the event of our merger or consolidation with another entity.

Consolidation, Merger or Sale

        The terms of an indenture may contain provisions affecting our ability to consolidate or merge with another entity or to sell all or substantially all of our assets to another entity.

Trustee

        We intend to name the indenture trustee for each series of indenture securities in the related prospectus supplement.

Covenants

        Unless we indicate otherwise in the applicable prospectus supplement, the debt securities will not contain any restrictive covenants, such as covenants restricting us or any of our subsidiaries from incurring, issuing, assuming or guarantying any indebtedness or restricting us or any of our subsidiaries from entering any sale and leaseback transactions.

Modification and Waiver

        Under the indenture, some of our rights and obligations and some of the rights of the holders of the debt securities may be modified or amended with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding debt securities affected by the modification or amendment. However, the following modifications and amendments will not be effective against any holder without its consent:

•	a change in the stated maturity date of any payment of principal or interest;
•	a reduction in the principal amount of or interest on any debt securities;
•	an alteration or impairment of any right to convert at the rate or upon the terms provided in the indenture;
•
a change in the place of payment where, or the currency in which, any payments due on the debt securities; or a reduction in the percentage of outstanding debt securities required to consent to a modification; or amendment of the indenture or required to consent to a waiver of compliance with certain provisions of the indenture or certain defaults under the indenture.

        Under the indenture, the holders of Notes of less than a majority in aggregate principal amount of the outstanding debt securities may, on behalf of all holders of the debt securities:

•	waive compliance by us with certain restrictive provisions of the indenture; and
•
waive any past default under the indenture in accordance with the applicable provisions of the indenture, except a default in the payment of the principal of or interest on any series of debt securities.

Description of Warrants

        The following is a general description of the terms of any warrants we may issue from time to time unless we provide otherwise in the prospectus supplement. Particular terms of any warrants we offer will be described in the prospectus supplement relating to such warrants.

        We may issue warrants to purchase common stock or preferred stock. Warrants may be issued independently or together with other securities and may be attached or separate from such securities. We will issue each series of warrants under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will act solely as our agent and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants.

        A prospectus supplement will describe the particular terms of any series of warrants we may issue, including the following:

•	the title and aggregate number of the warrants;
•	the price or prices as which the warrants will be issued and the currency or currencies in which the price of the warrants may be payable;

•	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;
•	in the case of warrants to purchase debt securities, the principal amount of debt securities purchasable upon exercise of one warrant;
•	in the case of warrants to purchase common stock or preferred stock, the number of shares of common stock or preferred stock, as the case may be, purchasable upon exercise of one warrant;
•	the date on which the right to exercise the warrants shall commence and the date on which such right will expire (subject to any extension);
•	whether the warrants will be issued in registered form or bearer form;
•	if applicable, the minimum or maximum amount of the warrants which may be exercised at any one time;
•	if applicable, the date on and after which the warrants and related securities will be separately transferable;
•
if applicable, the procedures for adjusting the exercise price and number of shares of common stock or preferred stock purchasable upon the exercise of each warrant upon the occurrence of certain events, including stock splits, reverse stock spits, combinations, subdivisions, or reclassifications of commons stock or preferred stock;

•	the terms of any rights to redeem or call the warrants;
•	information with respect to book-entry procedures, if any;
•	the terms of the securities issuable upon exercise of the warrants; and
•
if applicable, a discussion of certain U.S. Federal income tax considerations; and any other terms of the warrants, including terms, procedures, and limitations relating to the exchange and exercise of the warrants.

        We may amend or supplement the warrant agreement for a series of warrants without the consent of the holders of the warrants issued thereunder to effect changes that are not inconsistent with the provisions of the warrants and that do no materially and adversely affect the interests of the holders of the warrants.

Exercise of Warrants

        Each warrant will entitle the holder to purchase for cash such common stock or preferred stock at the exercise price as shall in each case be set forth in, or be determinable as set forth in, the prospectus supplement relating to the warrants offered thereby. Warrants may be exercised as set forth in the prospectus supplement beginning on the date specified therein and continuing until the close of business on the expiration date set forth in the prospectus supplement. After the close of business on the expiration date, the unexercised warrants will become void.

        Upon receipt of payment and a warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, a soon as practicable, forward the securities purchasable upon such exercise. If less than all of the warrants represented by such warrant certificate are exercised, a new warrant certificate will be issue for the remaining warrants. If we so indicate on the applicable prospectus supplement, holder of the warrants may surrender securities as all or part of the exercise price for warrants.

        Prior to exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including in the case of warrants to purchase common stock or preferred stock, the right to receive dividends, if any, or payments upon our liquidation, dissolution or winding up or to exercise any voting rights.

Governing Law

        The warrants and warrant agreements will be governed by, and construed in accordance with, the laws of the State of New York.

Description of Units.

        The following is a general description of the terms of the units we may issue from time to time unless we provide otherwise in the prospectus supplement. Particular terms of any units we offer will be described in the prospectus supplement relating to such units.

        We may issue units consisting of common stock, preferred stock, warrants, and/or debt securities in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit may be issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

        We will describe in the applicable prospectus supplement the terms of the series of units, including the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately, the relevant provisions of any agreement governing the units and any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units.

        The provisions described in this section, as well as those described under "Description of Common Stock," "Description of Preferred Stock," "Description of Debt Securities" and "Description of Warrants," will apply to each unit and to any common stock, preferred stock, debt securities, and warrants included in each unit, respectively.

Governing Law

        The units and any unit agreement will be governed by, and construed in accordance with, the laws of the State of New York.

BOOK ENTRY

        A detailed description of our policies with respect to the legal ownership of securities will be described in the appropriate prospectus supplement.

PLAN OF DISTRIBUTION

        We may sell the offered securities in and outside the United States in any of these ways: (i) through underwriters or dealers; (ii) directly to purchasers, including our affiliates and stockholders, or in a rights offering; (iii) through agents; or (iv) through a combination of any of these methods. The prospectus supplement will include the following information:

•	the terms of the offering;
•	the names of any underwriters, dealers or agents;
•	the name or names of any managing underwriter or underwriters;
•	the purchase price of the securities;
•	the net proceeds from the sale of the securities;
•	any over-allotment options under which underwriters may purchase additional securities from us;
•	any delayed delivery arrangements;
•	any underwriting discounts or commissions or agency fees another items constituting underwriters' or agent's compensation;
•	any indemnification of our underwriters or their controlling persons against liability arising under the Securities Act;

•	any discounts, commissions, or concessions allowed or paid to dealers;
•	any commissions paid to agents; and
•	any securities exchanges or markets on which the securities may be listed.

        Any initial public offering price and any discounts or concessions allowed or paid to dealers may be changed from time to time.

        Underwriters may offer and sell the offered securities from time to time in one or more transactions, including negotiated transactions, at a fixed offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. If underwriters are used in the sale of any securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions described above. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Unless we inform you otherwise in the prospectus supplement, the underwriters' obligations to purchase the securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all of the securities if they purchase any of the securities. We may use underwriters with whom we have a material relationship. We will describe the nature of any such relationship in the prospectus supplement naming the underwriter.

        We may sell the securities direct or through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of the securities any commissions we pay to them. Unless we inform you otherwise in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

        We may sell the securities directly to institutional investors or to others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. We will describe the terms of any such sales in the prospectus supplement.

        We may also make direct sales through subscription rights distributed to our existing stockholders on a pro rata basis that may or may not be transferable. In any distribution of subscription rights to our stockholders, if all of the underlying securities are not subscribed for, we may then sell the unsubscribed securities directly to third parties or we may engage the services of one or more underwriters, dealers or agents, including standby underwriters, to sell the unsubscribed securities to third parties.

        Offered securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment according to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreements, if any, with us and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters, as that term is defined in the Securities Act, in connection with the securities remarketed.

        We may engage in at-the-market offerings of our common stock. An at-the market offering is an offering of our common stock at other than a fixed price or through a market maker.

        We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

        Agents and underwriters may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

        All securities we offer, other than common stock, will be new issues of securities with no established trading marker. Any underwriters may make a market in these securities, but will not be obligated to do so and may discontinue any market making at any time without notice. We cannot guarantee the liquidity of the trading market for these securities.

        Any underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchase of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

        Any underwriters who are qualified market makers on the NYSE may engage in passive market making transactions in our common stock, preferred stock, warrants and debt securities, as applicable, on the NYSE in accordance with Rule 103 of Regulation M, during the business day prior to pricing of the offering, before the commencement of offers or sales of the securities. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker's bid, however, the passive market maker's bid must then be lowered when certain purchase limits are exceeded.

LEGAL MATTERS

        The validity of the securities offered by this prospectus will be passed upon for us by Moye White LLP of Denver, Colorado.

EXPERTS

        The consolidated financial statements incorporated in this registration statement by reference from our annual report on Form 10-K for the year ended December 31, 2008, as modified by our current report on Form 8-K dated October 28, 2009 for subsequent events resulting in substantial doubt over our ability to continue as a going concern, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Evergreen Energy Inc.'s internal control over financial reporting as of December 31, 2008 has been audited by Deloitte & Touche LLP, as stated in their report in our annual report on Form 10-K for the year ended December 31, 2008, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents that we have previously filed with the SEC or documents that we will file with the SEC in the future. The information incorporated by reference is considered to be part of this prospectus, except for any information that is superseded by other information that is included or incorporated by reference into this document.

        This prospectus incorporates by reference the documents listed below that we have previously filed with the SEC. These documents contain important information about us:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 as modified by our current report on Form 8-K as filed with the SEC on October 28, 2009;
•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009, June 30, 2009 and September 30, 2009;
•	Our Definitive Proxy Statement and Revised Definitive Proxy Statement relating to our Annual Meeting of Stockholders filed with the SEC on Schedule 14A on April 13, 2009;
•
Our Current Reports on Form 8-K filed with the SEC on January 22, 2009, March 26, 2009, March 27, 2009, April 17, 2009, May 8, 2009, May 12, 2009, May 13, 2009, June 26, 2009, June 29, 2009, July 6, 2009, July 22, 2009, July 23, 2009, August 7, 2009, September 23, 2009, October 8, 2009, October 22, 2009, October 28, 2009, November 9, 2009, November 20, 2009, November 23, 2009, December 15, 2009 and December 18, 2009 and our Current Reports on Form 8-K/A filed with the SEC on May 29, 2009.

        We incorporate by reference any additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (other than those "furnished" pursuant to Item 2.02 or Item 7.01 or disclosures made in accordance with Regulation FD on Item 8.01 in any Current Report on Form 8-K or other information "furnished" to the SEC) from the date of the registration statement of which this prospectus is part until the termination of the offering of the securities. These documents may include annual, quarterly and current reports, as well as proxy statements. Any material that we later file with the SEC will automatically update and replace the information previously filed with the SEC.

        For purposes of this registration statement, any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement in such document.

        We will provide without charge to each person to whom a copy of this prospectus has been delivered, upon written or oral request, a copy of any or all of the documents referred to above that have been or may be incorporated in this prospectus by reference. Requests for copies should be directed to:

Evergreen Energy Inc.
1225 17th Street, Suite 1300
Denver, Colorado 80206
(303) 293-2992
Attn: Director of Investor Relations
Internet Website: http://www.evgenergy.com/

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. Here are ways you can review and obtain copies of this information:

What is Available	Where to Get it
Paper copies of information	SEC's Public Reference Room 100 F Street, N.E. Washington, D.C. 20549
On-line information, free of charge	SEC's Internet website at www.sec.gov
Information about the SEC's Public Reference Room	Call the SEC at 1-800-SEC-0330

        We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933 relating to the securities covered by this prospectus. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and the securities. This prospectus does not contain all of the information set forth in the registration statement. Whenever a reference is made in this prospectus to a contract or other document, the reference is only a summary and you should refer to the exhibits that form a part of the registration statement for a copy of the contract or other document. You can get a copy of the registration statement, at prescribed rates, from the sources listed above. The registration statement and the documents referred to below under "Incorporation of Certain Documents by Reference" are also available on our Internet website, www.evgenergy.com, under "Investor Relations—Financial Info." You can also obtain these documents from us, without charge (other than exhibits, unless the exhibits are specifically incorporated by reference), by requesting them in writing or by telephone at the following address:

Evergreen Energy Inc.
1225 17th Street, Suite 1300
Denver, Colorado 80206
(303) 293-2992
Attn: Director of Investor Relations
Internet Website: http://www.evgenergy.com/

Information contained on our internet website does not constitute a part of this prospectus.

$700,000
Senior Convertible Notes due 2011

1,521,740 Shares of Common Stock Issuable upon Conversion of the Notes

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PROSPECTUS SUPPLEMENT

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November 17, 2011